Exhibit 10.2

TERM LOAN AGREEMENT
by and among
BOISE CASCADE COMPANY
BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.
BOISE CASCADE WOOD PRODUCTS, L.L.C.
as Borrowers
the lenders that are signatories hereto
as the Lenders
AMERICAN AGCREDIT, PCA
as the Administrative Agent
and
AMERICAN AGCREDIT, PCA
as Sole Lead Arranger
Dated as of March 30, 2016

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	4.14	Leases	18
	4.15	[Reserved]	18
	4.16	Complete Disclosure	18
	4.17	Material Contracts	18
	4.18	Patriot Act	19
	4.19	Indebtedness	19
	4.20	Payment of Taxes	19
	4.21	Margin Stock	19
	4.22	Governmental Regulation	19
	4.23	OFAC	19
	4.24	Employee and Labor Matters	20
	4.25	Real Property	20
	4.26	Insurance	20
	4.27	Regulation H	20
	4.28	Surety Obligations	20
	4.29	Burdensome Contracts	20
	4.30	United Kingdom; Taiwan	21
	4.31	Indenture	21
	4.32	Hedge Agreements	21
5	AFFIRMATIVE COVENANTS		21
	5.1	Financial Statements, Reports, Certificates	21
	5.2	Existence	21
	5.3	Maintenance of Properties	21
	5.4	Taxes	21
	5.5	Insurance	22
	5.6	Inspection	22
	5.7	Compliance with Laws	23
	5.8	Environmental	23
	5.9	Disclosure Updates	23
	5.10	Future Subsidiaries	23
	5.11	Further Assurances	24
	5.12	Lender Meetings	24
	5.13	Intellectual Property	24
	5.14	Farm Credit Equities	26
	5.15	Collateral Value. Within ninety days following the Closing Date, Borrowers shall deliver to the Agent a Collateral valuation report in form and substance reasonably acceptable to all Lenders demonstrating Collateral value of not less than 1.85 times the principal balance of the Term Loan then outstanding	27
6	NEGATIVE COVENANTS		28
	6.1	Indebtedness	28
	6.2	Liens	20
	6.3	Restrictions on Fundamental Changes	32
	6.4	Disposal of Assets	32

	6.5	Change Name	32
	6.6	Nature of Business	32
	6.7	Prepayments and Amendments	32
	6.8	Hedge Agreements	33
	6.9	Restricted Junior Payments	33
	6.10	Accounting Methods	34
	6.11	Restricted Investments	34
	6.12	Transactions with Affiliates	34
	6.13	Use of Proceeds	35
	6.14	Subsidiaries	35
	6.15	Restrictive Agreements	35
	6.16	Plans	35
	6.17	Capital Expenditures	35
7	FINANCIAL COVENANTS		35
8	EVENTS OF DEFAULT		36
9	RIGHTS AND REMEDIES		38
	9.1	Rights and Remedies	38
	9.2	Remedies Cumulative	38
10	WAIVERS; INDEMNIFICATION		38
	10.1	Demand; Protest; etc	38
	10.2	The Lender Group’s Liability for Collateral	39
	10.3	Indemnification	39
11	NOTICES		40
12	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		41
13	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		42
	13.1	Assignments and Participations	42
	13.2	Successors	46
14	AMENDMENTS; WAIVERS		46
	14.1	Amendments and Waivers	46
	14.2	Replacement of Certain Lenders	47
	14.3	No Waivers; Cumulative Remedies	48
15	AGENT; THE LENDER GROUP		48
	15.1	Appointment and Authorization of Agent	48
	15.2	Delegation of Duties	49
	15.3	Liability of Agent	49
	15.4	Reliance by Agent	49
	15.5	Notice of Default or Event of Default	50
	15.6	Credit Decision	50
	15.7	Costs and Expenses; Indemnification	50
	15.8	Agent in Individual Capacity	51
	15.9	Successor Agent	51
	15.10	Lender in Individual Capacity	52
	15.11	Collateral Matters	52

	15.12	Restrictions on Actions by Lenders; Sharing of Payments	54
	15.13	Agency for Perfection	54
	15.14	Payments by Agent to the Lenders	54
	15.15	Concerning the Collateral and Related Loan Documents	54
	15.16	Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	55
	15.17	Several Obligations; No Liability	56
16	WITHHOLDING TAXES		56
17	GENERAL PROVISIONS		59
	17.1	Effectiveness	59
	17.2	Section Headings	59
	17.3	Interpretation	59
	17.4	Severability of Provisions	59
	17.5	Hedge Providers	59
	17.6	Debtor-Creditor Relationship	60
	17.7	Counterparts; Electronic Execution	60
	17.8	Revival and Reinstatement of Obligations	60
	17.9	Confidentiality	60
	17.10	Lender Group Expenses	62
	17.11	Survival	62
	17.12	Patriot Act	62
	17.13	Integration	62
	17.14	Boise Cascade as Agent for Borrowers	62
	17.15	Certifications Regarding Indenture	63

EXHIBITS AND SCHEDULES
Exhibit A-1    Form of Assignment and Acceptance
Exhibit B-1    Form of Hedge Provider Letter Agreement
Exhibit C-1    Form of Compliance Certificate
Exhibit G-1    Form of Guaranty
Exhibit N-1    Form of Promissory Note
Schedule A-1    Agent’s Account
Schedule A-2    Authorized Persons
Schedule C-1    Term Loan Commitments
Schedule P-1    Permitted Indebtedness
Schedule P-2    Permitted Liens
Schedule P-3    Permitted Transactions with Affiliates
Schedule P-4    Permitted Contingent Obligations
Schedule 1.1    Definitions
Schedule 3.1    Conditions Precedent
Schedule 4.1(b)    Capitalization of Borrowers
Schedule 4.1(c)    Capitalization of Borrowers’ Subsidiaries
Schedule 4.6(a)    States of Organization
Schedule 4.6(b)    Chief Executive Offices
Schedule 4.6(c)    Organizational Identification Numbers
Schedule 4.7    Litigation
Schedule 4.12    Environmental Matters
Schedule 4.13    Intellectual Property
Schedule 4.17    Material Contracts
Schedule 4.19    Permitted Indebtedness
Schedule 4.25    Mortgaged Properties
Schedule 4.28    Surety Obligations
Schedule 4.29    Restrictive Agreements
Schedule 5.1    Financial Statements, Reports, Certificates
Schedule 13.1(k)    Initial Voting Participants

v

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT (this “Agreement”) is entered into as of March 30, 2016, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), AMERICAN AGCREDIT, PCA, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and as sole lead arranger (the “Lead Arranger”), BOISE CASCADE COMPANY, a Delaware corporation (“Boise Cascade”), BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C., a Delaware limited liability company (“Boise Materials Distribution”), and BOISE CASCADE WOOD PRODUCTS, L.L.C., a Delaware limited liability company (“Boise Wood Products”; together with Boise Cascade and Boise Materials Distribution, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).
The parties agree as follows:
1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2    Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if Administrative Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such Accounting Change shall have become effective until such notice shall have been withdrawn or such provision shall have been amended in accordance herewith. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under Accounting Standards Codification 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit and (c) if any change in GAAP after the Closing Date results in leases which are, or would have been, classified as operating leases under GAAP as it exists on the Closing Date being classified (or reclassified) as Capital Leases under revised GAAP, such change in classifications of leases from operating leases to Capital Leases shall be ignored for the purposes of this Agreement, but solely to the extent the principal portion of the obligations under such leases would not, in the aggregate, exceed $75,000,000 if such leases were classified (or reclassified) as Capital Leases under revised GAAP.
1.3    Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.
1.4    Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds of all of the Obligations (including the payment of any Lender Group Expenses that have accrued irrespective of whether demand has been made therefor and the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations and (ii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record. Any Event of Default that shall have occurred hereunder at any time shall be deemed continuing unless (x) such Event of Default is cured, provided that an Event of Default may only be cured within the timeframe and only if so expressly permitted under the terms of this Agreement or (y) such Event of Default is waived in writing as required under this Agreement. Regardless of when adopted or effective, the Dodd–Frank Wall Street Reform and Consumer Protection Act and any request, rule, guideline, or directive thereunder or issued in connection therewith will be deemed to have been adopted and effective after the date of this Agreement.
1.5    Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
1.6    No Other Duties. Anything herein to the contrary notwithstanding, the Lead Arranger listed on the cover page of this Agreement and in the preamble to this Agreement shall not have any powers, duties, or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Agent or as a Lender under this Agreement. Without limiting the foregoing, the Lead Arranger in such capacity, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party. Each Lender, Agent and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger in deciding to enter into this Agreement or in taking or not taking action hereunder. The Lead Arranger, in such capacity, shall be entitled to resign at any time by giving notice to Agent and Borrowers.
2.    LOANS AND TERMS OF PAYMENT.
2.1    Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to Borrowers in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount by making the amount of such Lender’s Pro Rata Share of the Term Loan Amount available to Agent in immediately available funds, to the deposit account of Agent identified with such Lender’s name on Schedule A-1, not later than 2:00 p.m. (Chicago time) on the Closing Date. The Term Loan made on the Closing Date shall be made as a LIBOR Rate Loan, so long as Boise Cascade has delivered a funding indemnity letter in form and substance satisfactory to Agent no later than the date that is three (3) Business Days prior to the Closing Date. After Agent’s receipt of the proceeds of the Term Loan, Agent shall make the proceeds thereof available to Borrowers on the Closing Date by transferring immediately available funds equal to such proceeds received by Agent to (or as directed by) the Borrowers. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations. Any Term Loan Lender may request that any portion of its Term Loan Commitment or the Term Loan made by it be evidenced by one or more promissory notes. In such event, Borrowers shall promptly execute and deliver to such Term Loan Lender the requested promissory notes payable to the order of such Term Loan Lender in substantially the form attached hereto as Exhibit N-1. Thereafter, the portion of the Term Loan Commitments and Term Loan evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.
2.2    Borrowing Procedures and Settlements.
(a)    Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the portion of the Term Loan owing to each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.
(b)    Independent Obligations. The Term Loan shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares on the Closing Date. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make its portion of the Term Loan (or other extension of credit) hereunder, nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.
2.3    Payments; Prepayments.
(a)    Payments by Borrowers.
(i)    Except as otherwise expressly provided herein, all payments by any Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:00 p.m. (Chicago time) on the date specified herein. Any payment received by Agent later than 1:00 p.m. (Chicago time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii)    Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may

(but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Base Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b)    Apportionment and Application.
(i)    So long as no Application Event has occurred and is continuing, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Term Loan Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.3(b)(iv) and Section 2.3(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Term Loan outstanding and, after all Obligations have been paid in full, to Borrowers or such other Person entitled thereto under Applicable Law.
(ii)    At any time that an Application Event has occurred and is continuing, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:
(A)    first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full;
(B)    second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full;
(C)    third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full;
(D)    fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full;
(E)    fifth, ratably, to pay interest accrued in respect of the Term Loan until paid in full;
(F)    sixth, ratably (i) to pay the outstanding principal balance of the Term Loan until the Term Loan is paid in full and (ii) ratably, to the Hedge Providers based upon amounts then certified by the applicable Hedge Provider to Agent (in form and substance reasonably satisfactory to Agent) to be due and payable to such Hedge Providers on account of Hedge Obligations;
(G)    seventh, ratably to pay any other Obligations;

(H)    eighth, to Borrowers or such other Person entitled thereto under Applicable Law.
(iii)    Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.
(iv)    In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(i) shall not apply to any payment made by any Borrower to Agent and specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.
(v)    For purposes of Section 2.3(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(vi)    In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.
(c)    Term Loan Commitments; Required Payments.
(i)    The Term Loan Commitments shall terminate upon the making of the Term Loan.
(ii)    In addition to any prepayments or repayments made pursuant to Sections (d) and (e) below, the outstanding principal balance of the Term Loan shall amortize and be payable by the Borrowers by an amount equal to $10,000,000 on each of the sixth, seventh, eighth and ninth anniversaries of the Closing Date. Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Term Loan shall be due and payable in full in cash on the Maturity Date.
(d)    Optional Prepayment. Borrowers may, upon at least three (3) Business Days’ prior written notice to Agent (or such shorter period as is acceptable to Agent in its discretion), prepay the principal of the Term Loan, in whole or in part. Each prepayment made pursuant to this Section 2.3(d) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid. Each such prepayment shall be applied against the outstanding balance of principal due on the Term Loan and credited toward scheduled amortization installments as directed by Borrowers.
(e)    Mandatory Prepayments.
(i)    Asset Disposition. If any Loan Party disposes of any property in connection with an Asset Disposition with respect to the Collateral (other than the disposition of obsolete or worn-out property) which results in the realization by such Person of Net Cash Proceeds for such transaction (or series of related transactions) in excess of $5,000,000 in any fiscal year, the Borrower shall prepay the Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds within three (3) Business Days upon receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized under an Asset Disposition described in this Section 2.3(e)(i), at the election of the Borrowers (as notified by the Borrowers to the Agent on or prior to the date of such Asset Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party may reinvest all or any portion of such Net Cash Proceeds in operating assets performing the same or a similar function or otherwise used in the business of such Loan Party so long as within 365 days after the receipt of such Net Cash Proceeds, such purchase shall have been consummated (as certified by the Borrowers in writing to the Agent); and provided further, however, that any Net Cash Proceeds not so reinvested (or subject to a definitive agreement to be reinvested) shall be immediately applied to the prepayment of the Obligations as set forth in this Section 2.3(e)(i) immediately upon the earlier of (x) the request of the Required Lenders following the occurrence of an Event of Default or (y) the expiration of such 365 day period.
(ii)    Casualty Events. If any Loan Party or any of its Subsidiaries receives proceeds of insurance, a condemnation award, or other compensation in respect of any Casualty Event or series of related Casualty Events affecting the Collateral, the Borrowers shall prepay the Obligations in an aggregate amount equal to 100% of such Net Cash Proceeds within three (3) Business Days upon receipt thereof by such Person; provided, however, that, with respect to any Net Cash Proceeds realized under a Casualty Event described in this Section 2.3(e)(ii), at the election of the Borrowers (as notified by the Borrowers to the Agent on or prior to the date of such receipt), and so long as no Default shall have occurred and be continuing, such Loan Party or any Subsidiary may apply all or any portion of such Net Cash Proceeds to the repair or replacement of such property so long as within 365 days after the receipt of such Net Cash Proceeds, such repair or replacement shall have been completed (as certified by the Borrowers in writing to the Agent); and provided further, however, that any Net Cash Proceeds not so reinvested shall be immediately applied to the prepayment of the Obligations as set forth in this Section 2.3(e)(ii) immediately upon the earlier of (x) the request of the Required Lenders following the occurrence of an Event of Default or (y) the expiration of such 365 day period.
(iii)    Collateral Value. If required pursuant to the terms of Section 5.15, prepay the Obligations in accordance with the terms thereof.
(f)    Application of Payments. Each prepayment pursuant to Section 2.3(e) shall be applied to the outstanding principal amount of the Term Loan until paid in full. Each such prepayment of the Term Loan shall be applied (i) in the case of any Casualty Event, ratably to scheduled amortization installments of the Term Loan and (ii) in the case of any Asset Disposition or any prepayment under Section 2.3(e)(iii), to scheduled amortization installments of the Term Loan in inverse order of scheduled maturities.
2.4    Interest Rates: Rates, Payments, and Calculations.
(a)    Interest Rates. Except as provided in Section 2.4(b), all Obligations which are due and owing under the Loan Documents shall bear interest as follows:
(i)    if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)    otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
(b)    Default Rate. Upon the occurrence and during the continuation of an Event of Default at the election of the Required Lenders, all Obligations which are due and owing under the Loan Documents shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder.
(c)    Payment. Except to the extent provided to the contrary in Section 2.7 or in any other term or condition of any Loan Document, all interest and all other fees payable hereunder or under any of the other Loan Documents, all costs and expenses then due and payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable, in arrears, (i) in the case of Base Rate Loans, on the first day of each calendar quarter, (ii) in the case of other fees and expenses payable hereunder, on the first day of each month at any time that Obligations (other than indemnities and other contingent Obligations not then due and payable) or Term Loan Commitments are outstanding; provided, that, in the case of any portion of the outstanding Term Loan that is a LIBOR Rate Loan, all interest thereon payable hereunder shall be due and payable, in arrears, on the last day of the Interest Period applicable thereto.
(d)    Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year, other than interest on Base Rate Loans, which shall be computed on the basis of a 365-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(e)    Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under Applicable Law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.5    Crediting Payments. The receipt of any payment item by Agent shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:00 p.m. (Chicago time). If any payment item is received into Agent’s Account on a non-Business Day or after 1:00 p.m. (Chicago time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.6    Maintenance of Loan Account; Statements of Obligations. The portion of the Term Loan made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Term Loan made by the Lenders to the Borrowers, and the interest and payments thereon. Any failure to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.
2.7    Fees. Borrowers shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter in favor of Agent, the fees set forth in such Fee Letter.
2.8    LIBOR Rate.
(a)    Interest and Interest Payment Dates. The Term Loan shall bear interest based upon the Base Rate or the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable in accordance with Section 2.4(c).
(b)    Conversion; Prepayment.
(i)    Borrowers may (A) convert LIBOR Rate Loans to Base Rate Loans at any time, or (B) prepay LIBOR Rate Loans at any time.
(ii)    Any written election made by a Borrower to convert a LIBOR Rate Loan to a Base Rate Loan or a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable and binding upon the Borrowers.
(iii)    At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, all LIBOR Rate Loans shall immediately be converted to Base Rate Loans.
(iv)    Any LIBOR Rate Loan which is converted to a Base Rate Loan pursuant to clause (i) above shall continue as a Base Rate Loan until the Administrative Borrower provides written notice that such Base Rate Loan shall be converted to a LIBOR Rate Loan. Such written notice shall be provided to Agent at least 1 Business Day prior to the date of conversion of such Base Rate Loan. Any LIBOR Rate Loan which is converted to a Base Rate Loan pursuant to clause (iii) above shall continue as a Base Rate Loan until the Event of Default is no longer continuing, at which time, it shall be converted to a LIBOR Rate Loan, unless otherwise elected by a Borrower.
(c)    Indemnity. The Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) that such Lender sustains or incurs as a consequence of any:
(i)    payment, prepayment, conversion or renewal of any LIBOR Rate Loan on a day other than the last day of the corresponding Interest Period (whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due), or
(ii)    attempt by a Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any initial request for the Term Loan as a LIBOR Rate Loan, conversion or continuation notice or notice relating to prepayments under Section 3.4, or
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Administrative Borrower of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender three (3) Business Days after such notice is given.
(d)    Special Provisions Applicable to LIBOR Rate.
(i)    The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in Applicable Law (other than changes in laws relative to Taxes, which shall be governed by Section 16 and such matters governed by Section 2.9 of this Agreement) occurring subsequent to the Closing Date, and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made.
(ii)    In the event that any change in any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to have the Term Loan bear interest based upon the LIBOR Rate until such Lender determines that it would no longer be unlawful or impractical to do so.
(iii)    Closing Date Premium True Up. The Borrowers acknowledge that the LIBOR Rate may not represent the true cost of funds incurred by the Lenders in connection with making the Term Loan available to the Borrowers. In recognition of the foregoing, the

Borrowers agree that the Agent shall have the right, on each of the third, sixth and ninth anniversaries of the Closing Date (each a “Reset Date”), to increase the LIBOR Rate applicable to the Term Loan by the number of basis points by which the Current Cost of Funds exceeds the Closing Date Cost of Funds (the “Additional Margin”), which increase shall remain in effect until the next Reset Date; provided that, the maximum amount of any Additional Margin during the term of this Agreement shall be 0.50%. As used herein:
(x)    “Closing Date Cost of Funds” means 0.28%, which is the difference between (A) the all-in one-month LIBOR Floating Note Rate cost of funds paid by the Farm Credit Lenders as indicated by the Farm Credit Funding Corporation and (B) the one-month LIBOR Rate as of the Closing Date.
(y)    “Current Cost of Funds” means, as of any Reset Date, the positive difference, if any, between the all-in one-month LIBOR Floating Note Rate cost of funds paid by the Farm Credit Lenders as indicated by the Farm Credit Funding Corporation and the one-month LIBOR Rate as of such date.
(z)     “LIBOR Floating Note Rate” means, as of any date, the estimated funding cost (not the actual sale price), including standard underwriting fees, for new 3-year floating rate farm credit debt securities issued into the primary market based on market observations on such date indicated at approximately 9:30 a.m. Eastern time; provided that such indications represent the Farm Credit Funding Corporation's best estimate of the cost of new debt issues based on a combination of daily surveys of selected farm credit selling group members (participating bond dealers) and ongoing monitoring of the fixed income markets for actual, recent, primary market issuance by other government-sponsored of similar bonds and notes and pricing within related derivative markets, particularly the interest rate swap market. Historical information on such funding costs is available, for the prior week, on the Farm Credit Funding Corporation’s website (http://www.farmcreditfunding.com/ffcb_live/fundingCostIndex.html) under the “Output” tab of the most recent spreadsheet.
(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate.
2.9    Capital Requirements.
(a)    If, after the date hereof, any Lender determines that (i) the adoption of or change after the Closing Date in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change after the Closing Date in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s portion of the Term Loan hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Administrative Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(b)    If any Lender requests additional or increased costs referred to in Section 2.8(d)(i) or amounts under Section 2.9(a) or sends a notice under Section 2.8 (d)(ii) relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use commercially reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.8(d)(i) or Section 2.9(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.8(d)(i) or Section 2.9(a), as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.8(d)(i) or Section 2.9(a), as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.8(d)(i) or Section 2.9(a), as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.
2.10    Joint and Several Liability of Borrowers.
(a)    Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations; provided, however, that each Borrower shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering this Section, as it relates to such Borrower, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.
(b)    Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.10), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c)    If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.
(d)    The Obligations of each Borrower under the provisions of this Section 2.10 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.10(d)) or any other circumstances whatsoever.
(e)    Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of the Term Loan made pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by Applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with Applicable Laws or regulations thereunder, which might, but for the provisions of this Section 2.10 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.10, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.10 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.10 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f)    Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g)    The provisions of this Section 2.10 are made for the benefit of Agent, each member of the Lender Group, each Hedge Provider, and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Hedge Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.10 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied (other than indemnities and other contingent Obligations not then due and payable). If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.10 will forthwith be reinstated in effect, as though such payment had not been made.
(h)    Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash (other than indemnities and other contingent Obligations not then due and payable). Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations (other than indemnities and other contingent Obligations not then due and payable) and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash (other than indemnities and other contingent Obligations not then due and payable) before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor (other than payment made in obligations (including securities similarly subordinated)).
(i)    Each Borrower hereby agrees that after the occurrence and during the continuance of any Event of Default and receipt of the written request of Agent, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.3(b).
3.    CONDITIONS; TERM OF AGREEMENT.

3.1    Conditions Precedent to the Initial Extension of Credit. The obligation of each Term Loan Lender to make its extension of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Term Loan Lender, of each of the conditions precedent set forth on Schedule 3.1.
3.2    Maturity. This Agreement shall continue in full force and effect for a term ending on the Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
3.3    Effect of Maturity. On the Maturity Date, all of the Obligations in respect of the Term Loan immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in respect of the Term Loan in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full. When all of the Obligations have been paid in full, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
3.4    Early Termination by Borrowers. Borrowers have the option, at any time upon three (3) Business Days prior written notice to Agent, to terminate this Agreement by repaying to Agent all of the Obligations in full.
4.    REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1    Due Organization and Qualification; Subsidiaries.
(a)    Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.1(b), there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.

(c)    Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by such Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and, in the case of any Subsidiary that is a corporation, is fully paid and non-assessable. None of the Loan Parties has any Material Subsidiary that is not either a Borrower or a Guarantor.
(d)    Except as set forth on Schedule 4.1(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrowers’ Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.
4.2    Due Authorization; No Conflict.
(a)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.
(b)    As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.
4.3    Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date.
4.4    Binding Obligations; Perfected Liens.
(a)    Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)    Agent’s Liens under the Loan Documents are validly created, perfected (subject only to the filing of financing statements in the appropriate filing offices) and first-priority Liens, subject only to Permitted Liens.
4.5    Title to Assets; No Encumbrances. Each of the Loan Parties has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other material personal property), all of their material respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens except for Permitted Liens.
4.6    Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number.
(a)    The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(b)    The chief executive office of each Loan Party and each of its Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
(c)    Each Loan Party’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement).
4.7    Litigation. Except as set forth on Schedule 4.7, there are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries for which, either individually or in the aggregate, there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected to result in a Material Adverse Change.
4.8    Compliance with Laws. Each Loan Party has duly complied, and its properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Change. To the knowledge of the Borrowers after due inquiry, no Inventory has been produced in violation in any material respect of the Fair Labor Standards Act.
4.9    No Material Adverse Change. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any of the Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2015, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Change with respect to the Loan Parties and their Subsidiaries.

4.10    Fraudulent Transfer.
(a)    Each Borrower individually is Solvent, and the Loan Parties taken as a whole are Solvent.
(b)    No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.
4.11    Employee Benefits.
(a)    Except as would not result in a Material Adverse Change: (i) each Plan is in compliance with the applicable provisions of ERISA, the IRC, and other federal and state laws; (ii) each Plan that is intended to qualify under Section 401(a) of the IRC has received a favorable determination letter from the IRS, an application for such a letter is currently being processed by the IRS with respect thereto or such Plan is still within its applicable remedial amendment period for purposes of such an application and, to the knowledge of Borrowers, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification; and (iii) each Loan Party and ERISA Affiliate has made all required contributions due and payable to each Plan subject to Section 412 of the IRC for any plan year ended in 2014 or any prior calendar year by the date on which any such contribution became due and payable, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan.
(b)    There are no pending or, to the knowledge of Borrowers, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Change. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or would reasonably be expected to have a Material Adverse Change.
(c)    Except as would not result in a Material Adverse Change: (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) no Loan Party or ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or 4212(c) of ERISA.
(d)    With respect to any Foreign Plan, except as would not result in a Material Adverse Change: (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable Governmental Authority.
4.12    Environmental Condition. Except as set forth on Schedule 4.12, (a) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law except as would not reasonably be expected to result in a Material Adverse Change, (b) to Borrowers’ knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Change.
4.13    Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Change, to the knowledge of such Loan Party, each Loan Party and Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, and such use does not conflict with, misappropriate, infringe on or violate, in any material respect, the intellectual property rights of others. All registrations of Intellectual Property owned by a Loan Party and set forth on Schedule 4.13 are and, to the Loan Parties’ knowledge, all Intellectual Property exclusively licensed to a Loan Party on the Closing Date, are valid, enforceable, subsisting and unexpired and have not been abandoned, except for such instances that individually or in the aggregate could not reasonably be expected to have a Material Adverse Change. There is no pending or, to the knowledge of any Senior Officer of Borrowers, threatened (in writing) pending Intellectual Property Claim that has been received by, or filed against, a Borrower in within the last three years with respect to any Loan Party, any Subsidiary or any of their Property (including any Intellectual Property) which could reasonably be expected to have a Material Adverse Change. There is no holding or judgment that has been rendered on or after the date that is five years prior to the Closing Date by any Governmental Authority or arbitrator in the United States or outside the United States which would limit or cancel the validity or enforceability of any Intellectual Property owned by a Loan Party, or to such Loan Party’s knowledge, any Intellectual Property licensed to a Loan Party which could reasonably be expected to have a Material Adverse Change. To the knowledge of Loan Parties, there are no any unauthorized infringing uses of any item of Intellectual Property owned by any Loan Party that could reasonably be expected to (i) lead to such item becoming invalid or unenforceable and (ii) have a Material Adverse Change. As of the Closing Date, no Loan Party or Subsidiary pays or owes, pursuant to a License, any material royalty or other material compensation to any Person with respect to any Intellectual Property. All Registered Intellectual Property owned by any Loan Party or Subsidiary as of the Closing Date is shown on Schedule 4.13.
4.14    Leases. Except as would not result in a Material Adverse Change, each Loan Party enjoys peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, to the extent being Properly Contested, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.
4.15    [Reserved].

4.16    Complete Disclosure. No Loan Document contains any untrue statement of material fact or fails to disclose any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made. There is no fact or circumstance that any Loan Party has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Change.
4.17    Material Contracts. Set forth on Schedule 4.17 is a list of the Material Contracts of each Loan Party as of the Closing Date.
4.18    Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
4.19    Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness (other than (i) trade payables and (ii) Indebtedness not in excess of $5,000,000 in the aggregate) of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
4.20    Payment of Taxes. Except as otherwise permitted under Section 5.4, all tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all similar assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to constitute a Material Adverse Change or to the extent being Properly Contested. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that is not being Properly Contested, except for taxes assessed but not yet due and payable.
4.21    Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.
4.22    Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
4.23    OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.
4.24    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened in writing against any Loan Party or its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a material liability, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Loan Party or its Subsidiaries that could reasonably be expected to result in a material liability, or (iii) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or its Subsidiaries and no union organizing activity taking place with respect to any of the employees of any Loan Party or its Subsidiaries, in each case, that could reasonably be expected to result in the incurrence by any Loan Party or its Subsidiaries of any material liabilities or obligations. No Loan Party and no Subsidiary of any Loan Party has incurred any liability or obligation resulting directly or indirectly from its breach of any provision of the Worker Adjustment and Retraining Notification Act or similar state law, in an amount that exceeds $1,000,000 in the aggregate at any one time and which remains unpaid or unsatisfied. The hours worked and payments made to employees of each Loan Party or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except in each case to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from any Loan Party or its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any Loan Party, except in each case where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
4.25    Real Property. Set forth on Schedule 4.25, as of the Closing Date, is a list of all Mortgaged Properties (including (i) the name of the Loan Party owning such Mortgaged Property, (ii) the property address, and (iii) the city, county, state and zip code which such Mortgaged Property is located).
4.26    Insurance. The properties of the Loan Parties and their respective Subsidiaries, including all Mortgaged Properties, are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customary and appropriate for similarly situated, prudent companies that are engaged in the business conducted by and that own properties similar to those owned by the Loan Parties.
4.27    Regulation H. No Mortgaged Property is a Flood Hazard Property unless the Agent shall have received the following: (a) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Agent (i) as to the fact that such Mortgaged Property is a Flood Hazard Property, (ii) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (iii) such other flood hazard determination forms, notices and confirmations thereof as requested by the Agent and (b) copies of insurance policies or certificates of insurance of the applicable Loan Party evidencing flood insurance reasonably satisfactory to the Agent and naming the Agent as loss payee on behalf of the Lenders. All flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full.
4.28    Surety Obligations. Except as disclosed on Schedule 4.28, as of the Closing Date, no Loan Party or Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person.
4.29    Burdensome Contracts. No Loan Party or Subsidiary is a party or subject to any contract, agreement or charter restriction that would reasonably be expected to have a Material Adverse Change. No Loan Party or Subsidiary is party or subject to any Restrictive Agreement other than a Permitted Restrictive Agreement, none of which prohibit the execution or delivery of any Loan Documents by a Loan Party nor the performance by a Loan Party of any obligations thereunder.
4.30    United Kingdom; Taiwan. Boise Engineered Wood Products Limited, a private limited company organized under the laws of the United Kingdom, is a CFC, has no material operations and owns no material assets. Boise Cascade Taiwan Limited, a private limited company organized under the laws of Taiwan, is a CFC, has no material operations and owns no material assets.
4.31    Indenture . As of the date of the making of the Term Loan, the Borrowers are able to incur the additional Indebtedness contemplated by this Agreement without violating Section 4.03 of the Indenture.
4.32    Hedge Agreements. On each date that any Hedge Agreement is executed by any Hedge Provider, each Borrower and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.
5.    AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until payment in full of the Obligations (other than indemnities and other contingent Obligations not then due and payable), such Borrower shall and shall cause each of their Subsidiaries to comply with each of the following:
5.1    Financial Statements, Reports, Certificates. Deliver to Agent, with copies to each Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein. In addition, each Borrower agrees that no Loan Party will have a fiscal year different from that of Boise Cascade. In addition, each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales.
5.2    Existence. Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect its existence (including being in good standing in its jurisdiction of organization) and except to the extent that the failure to do so would reasonably be expected to result in a Material Adverse Change, all rights and franchises, licenses and permits material to its business.
5.3    Maintenance of Properties. Maintain and preserve in all material respects all of its assets that are necessary in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Asset Dispositions and dispositions not prohibited herein excepted, and comply with the material provisions of all material leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are being Properly Contested, except to the extent that the failure to do so would reasonably be expected to result in a Material Adverse Change.
5.4    Taxes. Cause all assessments and taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, unless such Taxes are being Properly Contested or are of a de minimis amount, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to constitute a Material Adverse Change or to the extent being Properly Contested; provided that Taxes that are determined to have been due as a result of a subsequent audit notwithstanding a good faith determination by the Loan Parties that such Taxes were not payable at the time such Taxes are determined to have been due shall not be deemed to be delinquent for purposes of this Section 5.4 so long as the Loan Parties shall pay and discharge such Taxes promptly following the auditor’s determination that such Taxes were due, unless such determination is being Properly Contested.
5.5    Insurance.
(a)    Maintain with financially sound and reputable insurance companies not Affiliates of the Borrowers, insurance with respect to its properties and business against loss or damage, and of such types and in such amounts, with such deductibles and covering such risks as are customary and appropriate for similarly situated, prudent companies that are engaged in the business conducted by and that own properties similar to those owned by the Loan Parties including, without limitation, (i) flood hazard insurance on all Mortgaged Properties that are Flood Hazard Properties, on such terms and in such amounts as required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Agent, and (ii) such other insurance reasonably deemed by the Agent to be customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Subsidiary operates.
(b)    Cause the Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect of any such insurance providing liability coverage or coverage in respect of any Collateral, and cause, unless otherwise agreed to by the Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Agent that it will give the Agent twenty (20) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums). Annually, upon expiration of current insurance coverage, the Loan Parties shall provide, or cause to be provided, to the Agent, such evidence of insurance as required by the Agent, including, but not limited to: (i) certified copies of such insurance policies, (ii) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (iii) declaration pages for each insurance policy and (iv) lender’s loss payable endorsement if the Agent for the benefit of the holders of the Obligations is not on the declarations page for such policy. As requested by the Agent, the Loan Parties agree to deliver to the Agent an Authorization to Share Insurance Information in the form reasonably requested by the Agent (or such other form as required by each of the Loan Parties’ insurance companies).
(c)    Promptly notify the Agent of any Mortgaged Property that is, or becomes, a Flood Hazard Property.

5.6    Inspection. (a) Permit Agent and each of its duly authorized representatives or agents to visit any of the properties of any Loan Party and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers, employees, agents, advisors, and independent accountants at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower (so long as, with respect to advisors and accountants, a representative of the Borrowers have been afforded a reasonable opportunity to be present at such discussions). (b) If requested by the Agent in its sole discretion, permit the Agent, and its representatives, upon reasonable advance notice to the Loan Parties, to conduct an annual audit of the real property Collateral at the expense of the Agent, unless an Event of Default has occurred and is then continuing, in which case, such visit, inspection or audit shall be at the expense of the Loan Parties.
5.7    Compliance with Laws. Comply with the requirements of all Applicable Laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
5.8    Environmental.
(a)    Keep any property either owned or operated by Borrowers or their Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,
(b)    Comply, in all material respects, with Environmental Laws, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Change,
(c)    Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or its Subsidiaries, if said release could reasonably be expected to have a Material Adverse Change, and take any Remedial Actions to the extent required by applicable Environmental Law to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Borrower or its Subsidiaries which, if adversely determined, would reasonably be expected to result in losses in an aggregate amount of $5,000,000 or more, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority which, if adversely determined, would reasonably be expected to result in losses in an aggregate amount of $5,000,000 or more.
5.9    Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
5.10    Future Subsidiaries. Promptly notify Agent upon any Person becoming a Material Subsidiary and, if such Person is or becomes a Material Subsidiary after the Closing Date, cause it to become a Guarantor under the Guaranty, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of the Lenders and subject to the limitations set forth in Section 4.4(b)) on all assets of such Person that would constitute Collateral at such time, including delivery of such legal opinions, in form and substance reasonably satisfactory to Agent, as it shall deem appropriate. Borrowers may elect, with the written consent of the Agent (which consent shall not be unreasonably withheld), to cause any Material Subsidiary to become a Borrower hereunder (as opposed to a Guarantor) by executing a joinder to this Agreement in form and substance satisfactory to Agent and causing such Material Subsidiary to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall reasonably require to evidence and perfect a Lien in favor of Agent (for the benefit of Lenders and subject to the limitations set forth in Section 4.4(b)) on all assets of such Material Subsidiary that would constitute Collateral at such time, including, without limitation, delivery of such legal opinions, appraisals and filed examinations in form and substance satisfactory to Agent, as it shall deem appropriate; provided that such election must be consistent with the Borrowers’ corresponding election under the Existing ABL Facility.
5.11    Further Assurances. At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, security agreements, pledges, assignments, opinions of counsel and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of each Borrower constituting Collateral (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Equipment, fixtures, and/or Real Property constituting Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Subsidiary of Borrowers that is a CFC. Notwithstanding anything to the contrary in this Agreement or any Loan Document, in no event shall the assets of any CFC (including the Stock of any second-tier CFC) constitute security for or secure, or such assets or the proceeds of such assets be required to be available for, payment of the Obligations of Borrowers and any of the Loan Parties. To the maximum extent permitted by Applicable Law, if any Borrower refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Borrower hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Borrowers constituting Collateral.
5.12    Lender Meetings. Within 90 days after the close of each fiscal year of Boise Cascade, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold a meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of Borrowers and their Subsidiaries and the projections presented for the current fiscal year of such Borrower.
5.13    Intellectual Property.

(a)    Borrowers shall, and shall cause each Loan Party to, subject to its reasonable business judgment, (i) continue to use each Trademark that is set forth on Schedule 4.13 in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain, consistent with reasonable business judgment, the quality of products and services offered under each such Trademark and take all commercially reasonable steps to ensure that all licensed users of such Trademark maintain quality standards as established by such Loan Party, (iii) use reasonable efforts to use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable law, (iv) not adopt or use any mark owned by any Loan Party which is confusingly similar or a colorable imitation of such Trademark, and (v) not knowingly (and not knowingly permit any licensee or sublicensee thereof to, subject to existing Licenses) do any act or knowingly omit to do any act whereby any registration of such Trademark would be reasonably likely to become invalidated or impaired in any way; in each case with respect to clauses (i) to (v), except for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.
(b)    Borrowers shall not, and shall cause each Loan Party to not, except in accordance with its reasonable business judgment, knowingly (and not knowingly permit any licensee or sublicensee thereof to) do any act, or omit to do any act, whereby any Patent owned by a Loan Party that is set forth on Schedule 4.13 would be reasonably likely to become forfeited, abandoned or dedicated to the public, except for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.
(c)    Borrowers shall not, and shall cause each Loan Party to not, except in accordance with its reasonable business judgment, knowingly (and will not knowingly permit any licensee thereof to, subject to existing Licenses) (i) do any act or knowingly omit to do any act whereby any material portion of such Copyrights owned by a Loan Party would be reasonably likely to become invalidated or otherwise impaired, or (ii) do any act which would be reasonably likely to cause any material portion of the Copyrights owned by a Loan Party to fall into the public domain, except, in each case, for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.
(d)    Borrowers shall not, and shall cause each Loan Party to not, except in accordance with its reasonable business judgment, (a) do any act that uses any Intellectual Property to infringe, misappropriate or violate the intellectual property rights of any other Person if such act is (i) done knowingly in violation of such other person’s rights and (ii) could reasonably be expected to have a Material Adverse Change, except, in each case, for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.
(e)    Concurrently with the delivery each Compliance Certificate required by Section 5.1, Borrowers shall notify Agent if it knows that any application or registration included in the Registered Intellectual Property owned or exclusively licensed by a Loan Party has become forfeited, abandoned or dedicated to the public, or of any materially adverse determination of any Governmental Authority regarding any Loan Party’s ownership of or right to use, or the validity of, any such Intellectual Property or such Loan Party’s right to register the same, to own and maintain the same or use the same, except for (x) office actions issued by the United States Patent and Trademark Office, the United States Copyright Office or any similar office, agency or Governmental Authority in any other country or any political subdivision thereof during the ordinary course of prosecution of any applications for any Intellectual Property, and (y) such instances of non-compliance, forfeit, dedication to the public, or abandonment, and such determinations, that, individually or in the aggregate, could not reasonably be expected to have Material Adverse Change.

(f)    Subject to such Loan Party’s reasonable business judgment, Borrowers shall, and shall cause each other Loan Party to, take all reasonable and necessary steps, including in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office, agency or Governmental Authority in any other country or any political subdivision thereof, to maintain and pursue each pending application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property owned by a Loan Party including the payment of required fees and taxes, the filing of responses to office actions issued by the United States Patent and Trademark Office and the United States Copyright Office, the filing of applications for renewal or extension, the filing of affidavits of use and affidavits of incontestability, the filing of divisional, continuation, continuation-in-part, reissue, and renewal applications or extensions, the payment of maintenance fees, and the participation in interference, reexamination, opposition, cancellation, infringement and misappropriation proceedings, except for such instances of non-compliance, that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.
(g)    Notwithstanding anything to the contrary set forth in this Section 5.13, Borrower shall not, and shall cause each other Loan Party to not, without the prior written consent of Agent, abandon any registration of its material Intellectual Property, unless (i) such Loan Party shall have determined, in its discretion, reasonably exercised, that the use or the pursuit or maintenance of such registration of Intellectual Property is no longer commercially reasonable or desirable in the conduct of such Loan Party’s business or (ii) the loss thereof, individually or in the aggregate with other Intellectual Property abandoned pursuant to this Section 5.13(g), could not reasonably be expected to have a Material Adverse Change. Upon the request of Agent, such Loan Party shall prepare and deliver to Agent a summary of any registrations of material Intellectual Property so abandoned.
(h)    In the event that any Borrower or other Loan Party becomes aware that any material Intellectual Property owned by a Loan Party has been infringed, misappropriated or diluted in any material respect by another party, Borrowers shall, and shall cause the relevant Loan Party to, take such actions and cause its Subsidiaries to take such actions, as such Loan Party shall reasonably deem appropriate under the circumstances (to the extent such infringement, misappropriation, or dilution could reasonably be expected to have a Material Adverse Change, as Agent may reasonably request) to protect, maintain, enforce and preserve the full value of such Intellectual Property.
(i)    Borrower shall, and shall cause each other Loan Party to, take all reasonably necessary steps reasonable under the circumstances to protect the secrecy of all material Trade Secrets of such Loan Party, except for such instances of non-compliance that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Change.
5.14    Farm Credit Equities.
(a)    So long as (i) a Farm Credit Lender is a Lender or Voting Participant hereunder and (ii) such Farm Credit Lender has notified the Administrative Borrower that it is eligible to receive patronage distributions directly from such Farm Credit Lender or one of its Affiliates on account of the Term Loans made (or participated in) by such Farm Credit Lender hereunder, the Administrative Borrower will, as a condition to its eligibility to receive such patronage distributions, acquire equity in such Farm Credit Lender or one of its Affiliates in such amounts and at such times as such Farm Credit Lender may require in accordance with such Farm Credit Lender’s or its Affiliate’s bylaws and capital plan or similar documents (as each may be amended from time to time); provided, however, that, notwithstanding anything to the contrary contained herein, the maximum amount of equity that the Administrative Borrower may be required to purchase in such Farm Credit Lender or one of its Affiliates in connection with the Loans made by such Farm Credit Lender hereunder shall not exceed the maximum amount required by the applicable bylaws, capital plan and related documents, in each case, (x) as in effect (and in the form provided to the Administrative Borrower) on the Closing Date or (y) in the case of a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of a participation or sub-participation, as in effect (and in the form provided to the Administrative Borrower) at the time of the closing of the related assignment or sale of participation or sub-participation. The Administrative Borrower acknowledges receipt of the bylaws and capital plan or similar documents from each Farm Credit Lender or its Affiliate (together with any similar documents delivered to the Administrative Borrower in connection with a Farm Credit Lender that becomes a Lender or Voting Participant as a result of an assignment or sale of a participation or sub-participation after the Closing Date, the “Farm Credit Equity Documents”), which describe the nature of the stock and/or other equities in such Farm Credit Lender or its Affiliate required to be acquired by the Administrative Borrower in connection with the Term Loans made (or participated in) by such Farm Credit Lender (the “Farm Credit Equities”), as well as applicable capitalization requirements, and the Administrative Borrower agrees to be bound by the terms thereof.
(b)    Each party hereto acknowledges that (i) the applicable Farm Credit Equity Documents shall govern (x) the rights and obligations of the parties with respect to the Farm Credit Equities of a Farm Credit Lender (or its Affiliate) and any patronage refunds or other distributions made on account thereof or on account of the Administrative Borrower’s patronage with the respective Farm Credit Lenders, (y) the Administrative Borrower’s eligibility for patronage distributions from the respective Farm Credit Lenders or their Affiliates (in the form of Farm Credit Equities and/or cash) and (z) patronage distributions, if any, in the event of a sale by a Farm Credit Lender of participations or sub-participations in the Term Loans made (or participated in) by such Farm Credit Lender, (ii) patronage refunds or other distributions by each Farm Credit Lender or one of its Affiliates are subject to various conditions, including approval by the applicable board of directors of such Farm Credit Lender or Affiliate with respect to each such refund or other distribution and (iii) the Administrative Borrower (and not an Affiliate of the Administrative Borrower) will be the owner of the Farm Credit Equities issued by the applicable Farm Credit Lender or an Affiliate thereof. Each Farm Credit Lender reserves the right to assign or sell participations or sub-participations in all or any part of its Term Loan Commitment or outstanding Term Loan hereunder on a non-patronage basis (and/or to a Lender that pays no patronage or pays patronage that is lower than the patronage paid by the transferring Farm Credit Lender) in accordance with Section 13.1.
(c)    Each party hereto acknowledges that each Farm Credit Lender (or its Affiliate) has a statutory first lien pursuant to the Farm Credit Act on all Farm Credit Equities of such Farm Credit Lender (or its Affiliate) that the Administrative Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit Lender’s (or its Affiliate’s) sole and exclusive benefit. The Farm Credit Equities of a particular Farm Credit Lender (or its Affiliate) shall not constitute security for the Obligations due to any other Lender. To the extent that any of the Loan Documents create a Lien on the Farm Credit Equities of a Farm Credit Lender (or its Affiliate) or on patronage accrued by such Farm Credit Lender (or its Affiliate) for the account of the Administrative Borrower (including, in each case, proceeds thereof), such Lien shall be for such Farm Credit Lender’s sole and exclusive benefit and shall not be subject to pro rata sharing hereunder. Neither the Farm Credit Equities nor any accrued patronage shall be offset against the Obligations except that, in the event of an Event of Default, a Farm Credit Lender may elect, solely at its discretion, to apply the cash portion of any patronage distribution or retirement of equity made with respect to the Farm Credit Equities of such Farm Credit Lender or its Affiliate to amounts due under this Agreement. The Administrative Borrower acknowledges that any corresponding tax liability associated with such application is the sole responsibility of the Administrative Borrower. No Farm Credit Lender shall have an obligation to retire the Farm Credit Equities of such Farm Credit Lender upon any Event of Default, Default or any other default by the Administrative Borrower, or at any other time, either for application to the Obligations or otherwise.
5.15    Collateral Value. Within ninety days following the Closing Date, Borrowers shall deliver to the Agent a Collateral valuation report in form and substance reasonably acceptable to all Lenders demonstrating Collateral value of not less than 1.85 times the principal balance of the Term Loan then outstanding. If such Collateral value is deficient, Borrowers shall at their option either: (i) prepay the Term Loan in an amount reasonably determined by the Agent in consultation with all Lenders of up to $15 million; or (ii) provide additional security in form and substance reasonably acceptable to all Lenders, each Lender having the right in its sole discretion to determine the adequacy of such additional security.
6.    NEGATIVE COVENANTS.
Each Borrower covenants and agrees that, until payment in full of the Obligations (other than indemnities and other contingent Obligations not then due and payable), such Borrower will not do (except as expressly set forth below) and will not permit any of its Subsidiaries (except as expressly set forth below) to do any of the following:
6.1    Indebtedness. Create, incur, guarantee or suffer to exist any Indebtedness, except for the following (collectively, “Permitted Indebtedness”):
(a)    the Obligations (including Hedge Obligations);
(b)    Subordinated Indebtedness;
(c)    Permitted Purchase Money Indebtedness;
(d)    Indebtedness (other than the Obligations, Subordinated Indebtedness, and Permitted Purchase Money Indebtedness) described on Schedule P-1, but only to the extent outstanding on the Closing Date;
(e)    Indebtedness under the Existing ABL Facility;
(f)    Indebtedness that is in existence when a Person becomes a Subsidiary or that is secured by an asset when such asset is acquired by a Borrower or Subsidiary, as long as such Indebtedness (i) was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition, (ii) is unsecured or secured by assets other than Accounts and Inventory, and (iii) does not exceed in the aggregate at any time the greater of (A) $25,000,000 and (B) 30% of the value of the Person being acquired (if the transaction involves the acquisition of a Person);
(g)    Permitted Contingent Obligations;
(h)    Refinancing Indebtedness;
(i)    other Indebtedness that is not included in any of the preceding clauses of this Section, is not secured by a Lien, and does not exceed $2,000,000 in the aggregate at any time;
(j)    Indebtedness of (i) any Loan Party owing to any other Loan Party, (ii) any Subsidiary that is not a Loan Party owing to any other Subsidiary that is not a Loan Party, (iii) any Loan Party owing to any Subsidiary that is not a Loan Party (so long as such Indebtedness is subordinated to the Obligations on customary terms and conditions) or (iv) any Subsidiary that is not a Loan Party owing to any Loan Party so long as such Indebtedness constitutes a Permitted Investment;
(k)    purchase price adjustment and similar obligations incurred by the Borrowers or any Subsidiary in connection with a Permitted Investment, to the extent such obligations constitute Indebtedness;
(l)    other unsecured Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;
(m)    either (but not both; provided that a combination of the following up to an aggregate principal amount not in excess of $300,000,000 plus capitalized interest, fees, and expenses, incurred in connection therewith shall be permitted) of the following: (i) Permitted Senior Indebtedness in respect of the Existing Senior Notes or (ii) Refinancing Indebtedness of the Existing Senior Notes;
(n)    any other Indebtedness (which may be secured by Liens on assets that do not constitute Collateral); provided that (i) the Payment Conditions are satisfied both immediately before and immediately after giving effect to the incurrence of such Indebtedness and (ii) if secured by Liens (other than in respect of Purchase Money Indebtedness or Capitalized Lease Obligations), such Indebtedness shall, if requested by Agent, be subject to an intercreditor agreement acceptable to Agent and the Required Lenders; and provided, further, that any such Indebtedness in excess of $5,000,000 in the aggregate shall have a final maturity date no earlier than 90 days after the Maturity Date and a weighted average life to maturity of not less than the remaining weighted average life to maturity of the Term Loan;
(o)    Indebtedness in respect of Hedge Agreements not entered into for speculative purposes;
(p)    Indebtedness in respect of customs, stay, performance, bid, appeal and surety bonds and completion guarantees and similar obligations not in connection with Indebtedness for borrowed money, in each case provided in the Ordinary Course of Business, including those incurred to secure health, safety and environmental obligations;
(q)    Indebtedness consisting of (i) financing of insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the Ordinary Course of Business and not in connection with Indebtedness for borrowed money;
(r)    Indebtedness representing deferred compensation to employees of the Borrowers (or any direct or indirect parent thereof) and the Subsidiaries incurred in the Ordinary Course of Business;
(s)    Indebtedness of foreign Subsidiaries under local working capital lines in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;
(t)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the Ordinary Course of Business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(u)    cash management obligations and Indebtedness in respect of netting services, overdraft facilities, employee credit card programs, cash pooling arrangements or similar arrangements in connection with cash management and deposit accounts; provided that, with respect to any cash pooling arrangements, the total amount of all deposits subject to any such cash pooling arrangement at all times equals or exceeds the total amount of overdrafts that may be subject to such cash pooling arrangements;
(v)    Indebtedness in respect of bid, performance, or surety bonds, workers’ compensation claims, self-insurance obligations, and bankers acceptances issued for the account of any Borrower in the Ordinary Course of Business;
(w)    Indebtedness arising in connection with endorsement of instruments for deposit in the Ordinary Course of Business;
(x)    Indebtedness consisting of customer deposits and advance payments received in the Ordinary Course of Business from customers for goods purchased; and
(y)    Indebtedness owing for the acquisition of the Farm Credit Equities and any other stock or securities of, or investments in, the Farm Credit Lenders in accordance with Section 5.14 to the extent the Borrowers did not acquire the same for cash on the Closing Date, and which Indebtedness shall not exceed $10,000 in the aggregate at any time outstanding.
The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount, and the payment of interest or dividends solely in the form of additional Indebtedness shall not be deemed to be an incurrence of Indebtedness of purposes of this Section 6.1.
6.2    Liens. Create or suffer to exist any Lien upon any of its property, except the following (collectively, “Permitted Liens”):
(a)    Liens in favor of Agent;
(b)    Purchase Money Liens securing Permitted Purchase Money Indebtedness;
(c)    Liens for Taxes being Properly Contested or not yet delinquent;
(d)    statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the property or materially impair operation of the business of the Loan Parties taken as a whole;
(e)    Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Indebtedness for borrowed money), statutory obligations and other similar obligations, or arising as a result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens (if Agent has a Lien on the property subject to such Lien);
(f)    Liens arising in the Ordinary Course of Business in respect of property not constituting Collateral or subject to Collateral Access Agreements;
(g)    Liens arising by virtue of a judgment or judicial order against any Loan Party or Subsidiary, or any property of a Loan Party or Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens (if Agent has a Lien on the property subject to such Lien);
(h)    easements, rights-of-way, restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not in the aggregate materially interfere with the Ordinary Course of Business;
(i)    existing Liens shown on Schedule P-2;
(j)    carriers’, warehousemen’s, mechanics’, loggers’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than 60 days or are being Properly Contested;
(k)    pledges and deposits made in the Ordinary Course of Business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or in connection with the purchase or harvest of timber and logs;
(l)    any Lien on any property or asset acquired after the Closing Date and existing prior to the acquisition thereof by the Borrowers or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the Closing Date that exists prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrowers or any Subsidiary, (iii) such Liens does not extend to any property arising or acquired after the date of acquisition and (iv) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (other than with respect to (A) the capitalization of interest and (B) the capitalization of any prepayment premiums payable in respect of the obligations so extended, renewed or replaced);
(m)    Liens arising from precautionary financing statements filed with respect to any lease or consignment transaction;
(n)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(o)    Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
(p)    licenses, sublicenses, leases and subleases entered into in the ordinary course of business and any landlords’ liens arising under any such leases;
(q)    Liens arising solely under Article 4 of the Code relating to collection on items in collection and documents and proceeds related thereto and normal and customary rights of setoff or Liens upon deposits in favor of depository banks and other intermediary or depository institutions or as otherwise agreed to by Agent;
(r)    Liens securing Permitted Senior Indebtedness on (i) assets not exceeding the scope of the Notes Priority Collateral Assets, if such Lien is a first-priority Lien, and (ii) on other assets not constituting Collateral;

(s)    other Liens on assets not constituting Collateral securing Indebtedness permitted under Section 6.1(n);
(t)    ground leases in respect of Real Property on which facilities owned or leased by the Borrowers or any of their Subsidiaries are located;
(u)    licenses of intellectual property (including Intellectual Property) granted by any Borrower in the Ordinary Course of Business and not interfering in any material respect with the Ordinary Course of Business of Borrowers or with the ability of Agent to enforce its Liens or exercise remedies against any Collateral;
(v)    Liens (i) on cash advances in favor of the seller of any property to be acquired as part of a Permitted Acquisition or (ii) consisting of an agreement to dispose of any property in an Asset Disposition permitted under the terms of this Agreement, in each case solely to the extent necessary to accomplish such Permitted Acquisition or Asset Disposition;
(w)    statutory liens in favor of a Farm Credit Lender or its Affiliate pursuant to the Farm Credit Act on all Farm Credit Equities of such Farm Credit Lender or its Affiliate that a Borrower may now own or hereafter acquire, which statutory lien shall be for such Farm Credit Lender’s (or its Affiliate’s) sole and exclusive benefit; and
(x)    Liens securing the Existing ABL Facility.
6.3    Restrictions on Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except that (i) any Subsidiary may merge into a Borrower in a transaction in which such Borrower is the surviving entity, (ii) any Subsidiary may merge into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and if any party to such merger is a Loan Party, such surviving entity is a Loan Party, (iii) any Subsidiary may liquidate or dissolve if Boise Cascade determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders, (iv) any Borrower may permit another Person to merge or consolidate with such Borrower or a Subsidiary in order to effect a Permitted Investment (provided that the surviving entity is a Borrower or a wholly-owned Subsidiary) and (v) a Subsidiary may merge into and consolidate with another Person in order to effect a transaction in which all the Stock of such Subsidiary owned directly or indirectly by the Borrowers would be disposed of pursuant to a Permitted Asset Disposition.
6.4    Disposal of Assets. Make any Asset Disposition except (a) a Permitted Asset Disposition, and (b) any other Asset Disposition approved in writing by Agent and Required Lenders; provided that the Net Cash Proceeds from any Asset Disposition with respect to the Collateral shall be used to prepay the Obligations in accordance with Section 2.3(e); and provided, further, that (i) any Asset Disposition shall in any event be for fair value and (ii) in no event shall the Loan Parties be permitted to sell, lease, transfer, or otherwise dispose of all or substantially all of the assets of any Borrower, whether in a single transaction or a series of related transactions, except to another Borrower or as permitted by Section 6.3.
6.5    Change Name. Change its name, change its tax, charter or other organizational identification number, or change its form or state of organization, in each case except on 10 Business Days’ prior notice and so long as the Borrowers provide Agent with all appropriate documentation (and confirmation of filing thereof) that Agent reasonably requests to confirm the continued perfection of its security interests in the Collateral; provided, however, that this Section 6.5 shall only apply to the Loan Parties.

6.6    Nature of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.
6.7    Prepayments and Amendments.
(a)    Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Specified Indebtedness, except (a) regularly scheduled payments of principal, interest and fees, but only to the extent not otherwise prohibited under any subordination agreement or intercreditor agreement relating to such Indebtedness, and (b) any prepayment, redemption, retirement, defeasance or acquisition of Specified Indebtedness (together with any accrued interest and premiums thereon); provided that in the case of clause (b), the Payment Conditions are satisfied both immediately before and immediately after giving effect to the prepayment, redemption, retirement, defeasance or acquisition of such Indebtedness.
(b)    Amend, modify, or otherwise change any of its Governing Documents as in effect on the Closing Date in any material respect, except for (i) changes required by or reasonably related to any transaction permitted under Section 6.3 or 6.5 and (ii) changes that are not materially adverse to the interests of the Lenders in their capacity as such.
(c)    Amend, supplement or otherwise modify any Subordinated Indebtedness Documents or any Existing Senior Notes Documents, if such modification (i) increases the principal balance of such Indebtedness, or increases any required payment of principal or interest; (ii) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (iii) shortens the final maturity date or otherwise accelerates amortization; (iv) increases the interest rate; (v) increases or adds any fees or charges; (vi) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for any Borrower or Subsidiary, or that is otherwise materially adverse to any Borrower, any Subsidiary or Lenders; (vii) in the case of the Existing Senior Notes results in the Obligations not constituting “Senior Indebtedness” under the Indenture; or (viii) in the case of Subordinated Indebtedness results in the Obligations not constituting “senior indebtedness” (or any functionally equivalent term) under the applicable Subordinated Indebtedness Documents or otherwise not being fully benefited by the subordination provisions of such Subordinated Indebtedness; provided that the Loan Parties shall be permitted to make any such amendment, supplement, or other modification solely to the extent that on the effective date thereof the Loan Parties would have been permitted to incur new Indebtedness under clauses (l), (m), or (n) of Section 6.1 in the full amount of the outstanding Specified Indebtedness to which such amendment, supplement, or other modification relates.
(d)    Amend, supplement or otherwise modify any documents evidencing any Permitted Senior Indebtedness in any manner which would violate the terms of any intercreditor or subordination agreement with Agent relating to such Indebtedness.
6.8    Hedge Agreements. Enter into any Hedge Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
6.9    Restricted Junior Payments.
(a)    Declare or make any Restricted Junior Payments, except:
(i)    each Loan Party may make dividends or distributions to other Loan Parties;

(ii)    provided that no Application Event has occurred and is continuing immediately prior to such Restricted Junior Payments, each Subsidiary of a Borrower may make dividends or distributions to that Borrower;
(iii)    provided that (x) no Default or Event of Default has occurred or would result therefrom and (y) (I) the Interest Coverage Ratio is greater than or equal to 3.0:1.0 at such time or (II) the Interest Coverage Ratio is less than 3.0:1.0 at such time, but both immediately before and immediately after giving effect to such dividends or distributions Borrowers are in compliance with the Fixed Charge Coverage Ratio of greater than or equal to 1.0:1.0 and Administrative Borrower shall have delivered to Agent a certificate of a financial officer of Administrative Borrower certifying as to compliance with this clause (ii)(y)(II) and demonstrating (in reasonable detail) the calculations thereof, Boise Cascade may make the following dividends and distributions to the extent not otherwise prohibited under this Agreement:
(A)    Boise Cascade may pay any dividends or distributions within 60 days after the date of declaration thereof if (1) at the date of declaration such dividend or distribution would have complied with this Section 6.9(a), (2) at the time of such dividend or distribution no other Default or Event of Default shall have occurred and be continuing (or result therefrom), and (3) Boise Cascade has public shareholders on the date of declaration of such dividends or distributions;
(B)    repurchases of Stock deemed to occur upon exercise of stock options if such Stock represent a portion of the exercise price of such options; and
(C)    cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock of Boise Cascade or in connection with a merger, consolidation, amalgamation or other combination involving Boise Cascade; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 6.9 (as determined in good faith by the board of directors or equivalent governing body of Boise Cascade); and
(D)    Boise Cascade may make any other additional dividends or distributions to the extent not otherwise prohibited under this Agreement.
(b)    Create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary of any Borrower to make any dividends or distributions to that Borrower, except for restrictions under the Loan Documents, under Applicable Law, or pursuant to a Permitted Restricted Agreement.
6.10    Accounting Methods. Make any material change in accounting treatment or reporting practices, except for (i) changes as required by GAAP, (ii) in accordance with Section 1.2, or (iii) changes that are not materially adverse to the interests of the Lenders in their capacity as such; or change its fiscal year.
6.11    Restricted Investments. Make any Restricted Investment.
6.12    Transactions with Affiliates. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees and loans and advances permitted by Section 6.11; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Loan Parties or solely among Subsidiaries that are not Loan Parties; (e) transactions with Affiliates that were entered into prior to the Closing Date, as shown on Schedule P-3; (f) transactions with Affiliates, upon fair and reasonable terms no less favorable to Loan Parties than would be obtained in a comparable arm’s-length transaction with a non-Affiliate; (g) transactions between or among the Loan Parties not involving any other Affiliate; (h) transactions with Louisiana Timber Procurement (“LTP”) carried out in the Ordinary Course of Business with LTP in connection with its management of Boise Wood Products’ fiber procurement and disposition activities in Louisiana and adjacent states; (i) any Restricted Junior Payment permitted by Section 6.9 and Investments other than Restricted Investments; and (j) the issuance of Stock of any foreign Subsidiary to any Loan Party so long as such issuance is otherwise permitted hereunder.
6.13    Use of Proceeds. Use the proceeds of any loan made hereunder for any purpose other than to finance the Acquisition, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, it being agreed that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the United States Federal Reserve.
6.14    Subsidiaries. (a) Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 5.10, 6.3, and/or 6.11; or (b) permit any existing Subsidiary to issue any additional Stock except director’s qualifying interests and Stock issued to Loan Parties.
6.15    Restrictive Agreements. Become a party to any Restrictive Agreement, except (each of the following a “Permitted Restrictive Agreement”): (a) a Restrictive Agreement as in effect on the Closing Date and shown on Schedule 4.29; (b) a Restrictive Agreement relating to secured Indebtedness permitted hereunder, if such restrictions apply only to the collateral for such Indebtedness; (c) customary provisions in leases, licenses, and other contracts restricting assignment thereof; (d) any Loan Document, the Subordinated Indebtedness Documents, the Existing Senior Notes Documents, the Existing ABL Facility Documents or any other document evidencing Indebtedness otherwise permitted to be incurred hereunder so long as such provision do not prohibit the Borrowers from granting Liens on any of the Collateral or amend the Loan Documents or make dividends or distributions among Loan Parties; and (e) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.
6.16    Plans. Become party to any Multiemployer Plan or Foreign Plan that is a defined benefit plan without providing advance notice to Agent, other than any in existence on the Closing Date.
6.17    Capital Expenditures. Make Capital Expenditures in excess of $50,000,000 in any Rolling Period of the Borrowers; unless (i) the Interest Coverage Ratio is greater than or equal to 3.0:1.0 at the time of any such Capital Expenditure or (ii) the Interest Coverage Ratio is less than 3.0:1.0 at the time of the relevant Capital Expenditure, but the Borrowers are in compliance with the Fixed Charge Coverage Ratio of greater than or equal to 1.0:1.0 and Administrative Borrower shall have delivered to Agent a certificate of a financial officer of Administrative Borrower certifying as to compliance with such Fixed Charge Coverage Ratio and demonstrating (in reasonable detail) the calculations thereof.
7.    FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until payment in full of the Obligations (other than indemnities and other contingent Obligations not then due and payable), such Borrower will not:
(a)    Capitalization. As of the end of any fiscal quarter of Boise Cascade, permit the Capitalization Ratio to be greater than 60%.
(b)    Consolidated Net Worth. As of the end of any fiscal quarter of Boise Cascade, permit Consolidated Net Worth to be less than $350,000,000.
(c)    Available Liquidity. As of the end of any fiscal quarter of Boise Cascade, permit Available Liquidity to be less than $100,000,000.
8.    EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
(a)    If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;
(b)    If any Loan Party
(i)    fails to perform or observe any covenant or other agreement contained in any of (i) Sections 5.1, 5.2 (solely if any Loan Party is not in good standing in its jurisdiction of organization), 5.5 or 5.6 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower) of this Agreement, (ii) Section 6 of this Agreement, or (iii) Section 7 of this Agreement; or
(ii)    fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any Senior Officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;
(c)    If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $7,500,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1)  the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
(d)    If an Insolvency Proceeding is commenced by a Loan Party;
(e)    If an Insolvency Proceeding is commenced against a Loan Party and any of the following events occur: (i) such Loan Party consents to the institution of such Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party, or (v) an order for relief shall have been issued or entered therein;
(f)    If a Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of Loan Parties, taken as a whole;
(g)    If there is a default in one or more agreements to which a Loan Party is a party with one or more third Persons relative to a Loan Party’s Indebtedness (and/or any early termination event or other similar event shall be incurred by any Loan Party in respect of any Hedge Obligation) involving an aggregate amount of $20,000,000 or more, and (i) in the case of Indebtedness other than a Hedge Obligation, such default (x) occurs at the final maturity of the obligations thereunder, or (y) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s obligations thereunder or (ii) in the case of any Hedge Obligation, such event shall extend beyond any applicable cure periods or grace periods and not be waived in writing by the holder of such Hedge Obligation; provided that, in respect of Hedge Obligations of such Loan Party owed to the applicable counterparty at such time, the amount for purposes of this Section 8.7 shall be an amount equal to the Hedge Termination Value of the corresponding Hedge Agreements between such Loan Party and the applicable counterparty;
(h)    If any warranty, representation, certificate, or written statement made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document, in each case, by a Loan Party, proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
(i)    If the obligation of any Guarantor under a Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement or any other Loan Document);
(j)    If any Security Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent of Permitted Liens, first-priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral (or any Loan Party) in a transaction permitted under this Agreement, or (b) as the result of an action or failure to act on the part of Agent
(k)    The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party, or by any Governmental Authority having jurisdiction over a Loan Party, seeking to establish the invalidity or unenforceability thereof, or a Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document;
(l)    An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of a Loan Party to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan, and in each case a Material Adverse Change would result; a Loan Party or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA and a Material Adverse Change would result; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan and a Material Adverse Change would result;
(m)    A Change of Control occurs which has not been approved in writing by the Required Lenders; or
(n)    There shall occur any uninsured damage to or loss, theft or destruction of (i) any Collateral with a fair market value in excess of $10,000,000 or (ii) any other portion of Loan Parties’ or any of their Subsidiaries’ assets with a fair market value in excess of $50,000,000, or any of the Collateral or assets described in clause (i) or (ii) above are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors and the same is not cured within thirty (30) days thereafter.
9.    RIGHTS AND REMEDIES.
9.1    Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by Applicable Law, do any one or more of the following:
(a)    declare the Obligations (other than the Hedge Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower; and
(b)    exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or Applicable Law.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8(d) or Section 8(e), in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Obligations (other than the Hedge Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Borrower.
9.2    Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.
10.    WAIVERS; INDEMNIFICATION.
10.1    Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.
10.2    The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3    Indemnification. Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons and the Lender-Related Persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable out-of-pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than American AgCredit) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Indemnified Persons, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend (A) to disputes among Indemnified Persons, Lenders, and/or their Affiliates relating to any act or omission or a Loan Party and (B) to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Section 16 and any other matters governed by Section 2.9 of this Agreement), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any

Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.
11.    NOTICES.
Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrowers:	c/o Boise Cascade Company 1111 West Jefferson Street, Suite 300 Boise, Idaho 83702 Attention: Chief Financial Officer Fax No.: (208) 384-6566
with copies to:	c/o Boise Cascade Company 1111 West Jefferson Street, Suite 300 Boise, Idaho 83702 Attention: Vice President and General Counsel Fax No.: (208) 384-6566
If to Agent:	American AgCredit, PCA 400 Aviation Blvd. Santa Rosa, CA 95403 Attention: Mike Balok Facsimile: (707)544-1106
with copies to: with copies to:
American AgCredit, PCA
5560 South Broadway
Eureka, CA 95503
Attention: Brandee Burt
Facsimile: (707) 442-1268

Moore & Van Allen PLLC
100 North Tryon Street, Suite 4700
Charlotte, North Carolina 28202
Attention: C. Wayne McKinzie
Facsimile.: (704) 378-2061

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).
12.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a)    THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b)    THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).
(c)    TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(d)    EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT

ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(e)    NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT ANY LENDER, ANY UNDERLYING ISSUER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.
13.    ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1    Assignments and Participations.
(a)    With the prior written consent of Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned and shall not be required (1) if an Event of Default has occurred and is continuing or (2) in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender; provided that Administrative Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof, and with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee) all or any portion of the Obligations, the Term Loan and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent) of $5,000,000 and integral multiples of $1,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500.

(b)    From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).
(c)    By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or the performance or observance by any Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
(d)    Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Term Loan arising therefrom. The portion of the Term Loan allocated to each Assignee shall reduce the portion of the Term Loan of the assigning Lender pro tanto.
(e)    Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its portion of the Term Loan, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Term

Loan, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f)    In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to any Borrower and its Subsidiaries and their respective businesses.
(g)    Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under Applicable Law.
(h)    Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Loan and/or other Obligations (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Loan and/or other Obligations to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. This Section 13.1(h) shall be construed so that the Term Loan and other Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC. In the case of any assignment by a Lender of all or any portion of the Term Loan and/or other Obligations to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.
(i)    In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register meeting the requirements of Treasury Regulation Section 5f.103-1(c) on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(j)    Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.
(k)    Notwithstanding anything in Section 13.1 to the contrary, any Farm Credit Lender that (a) has purchased a participation or sub-participation in the Term Loans in the minimum amount of $5,000,000 on or after the Closing Date, (b) is, by written notice to the Administrative Borrower and Agent (“Voting Participant Notification”), designated by the selling Lender as being entitled to be accorded the rights of a Voting Participant hereunder (any bank that is a member of the Farm Credit System so designated being called a “Voting Participant”) and (c) receives the prior written consent of the Administrative Borrower and Agent to become a Voting Participant (to the extent such consent would be required pursuant to Section 13.1(a) if such transfer were an assignment rather than a sale of a participation or sub-participation), shall be entitled to vote (and the voting rights of the selling Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such participant were a Term Loan Lender, on any matter requiring or allowing a Term Loan Lender to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in Exhibit A-1 hereto and (ii) state the dollar amount of the participation or sub-participation purchased. The Administrative Borrower and Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Notwithstanding the foregoing, each bank or other lending institution that is a member of the Farm Credit System designated as a Voting Participant in Schedule

13.1(k) hereto shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Administrative Borrower and Agent. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not otherwise a Voting Participant.
13.2    Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.
14.    AMENDMENTS; WAIVERS.
14.1    Amendments and Waivers.
(a)    No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Hedge Agreements or the Fee Letter), and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:
(i)    increase the amount of or extend the expiration date of the portion of the Term Loan of any such directly affected Lender or amend, modify, or eliminate the last sentence of Section 2.3(c),
(ii)    postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(iii)    reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except (y) in connection with the waiver of applicability of Section 2.4(c) (which waiver shall be effective with the written consent of the Required Lenders), and (z) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or a reduction of fees for purposes of this clause (iii)) (provided, however, that neither the amendment or waiver of any provision relevant to the calculation of Interest Coverage Ratio nor the amendment or waiver of any Default or Event of Default shall constitute a reduction of any interest or fee hereunder and that the imposition and/or waiver of the application of interest at the Default Rate shall be subject to Required Lenders only),
(iv)    amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)    amend, modify, or eliminate Section 15.11,
(vi)    other than as permitted by Section 15.11, release Agent’s Lien in and to any of the Collateral,
(vii)    amend, modify, or eliminate the definition of “Required Lenders”, or “Pro Rata Share”,
(viii)    other than as permitted by Section 15.11(a), contractually subordinate or otherwise consent to any subordination of any of Agent’s Liens (other than Liens upon any Notes Priority Collateral Assets in connection with the incurrence of any Permitted Senior Indebtedness),
(ix)    other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,
(x)    amend, modify, or eliminate any of the provisions of Section 2.3(b)(i) or (ii) or Section 2.3(e) or (f), or
(xi)    amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee;
(b)    No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of each of the parties thereto (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders;
(c)    Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party; and
(d)    With respect to any matter requiring the approval of each Lender, each Lender directly and adversely affected thereby or other specified Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 13.1(k) as to such matter.
14.2    Replacement of Certain Lenders.
(a)    If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement

Lenders, and the Holdout Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b)    Prior to the effective date of such replacement, the Holdout Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due in payable in respect thereof. If the Holdout Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Holdout Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Holdout Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Term Loan, and the other rights and obligations of the Holdout Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender or Tax Lender, as applicable, shall remain obligated to make the Holdout Lender’s or Tax Lender’s, as applicable, Pro Rata Share of the Term Loan.
14.3    No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15.    AGENT; THE LENDER GROUP.
15.1    Appointment and Authorization of Agent. Subject to Section 15.9, each Lender hereby designates and appoints American AgCredit as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Hedge Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Hedge Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make the Term Loan, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers or their Subsidiaries, the Obligations, the Collateral or otherwise related to any of same as provided in the Loan Documents, and (e) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2    Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3    Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Hedge Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Hedge Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Borrower or its Subsidiaries.
15.4    Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Hedge Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Hedge Providers).
15.5    Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6    Credit Decision. Each Lender (and Hedge Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of any Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Hedge Provider). Each Lender represents (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Hedge Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Hedge Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Hedge Provider entered into a Hedge Agreement).
15.7    Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. In the event Agent is not reimbursed for such costs and expenses by Borrowers or their Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. Notwithstanding anything in this Agreement to the contrary, Lenders shall be liable to Agent-Related Persons for, and shall indemnify Agent-Related Persons for, only Indemnified Liabilities and other costs or expenses that relate to or arise from an Agent-Related Person’s acting as or for Agent (in its capacity as Agent). The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8    Agent in Individual Capacity. American AgCredit, any successor Agent and their respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Hedge Agreements or other bank products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their Subsidiaries and Affiliates and any other Person party to any Loan Document as though American AgCredit or such successor Agent, as applicable, were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to acknowledge) that, pursuant to such activities, American AgCredit, any successor Agent or their respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders (or Hedge Providers), and the Lenders acknowledge (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver American AgCredit or such successor Agent, as applicable, will use its reasonable best efforts to obtain), American AgCredit or such successor Agent, as applicable, shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include American AgCredit or any successor Agent, as applicable, in its individual capacity.
15.9    Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Hedge Providers; provided, that notwithstanding anything to the contrary contained in this Agreement, American AgCredit may resign as Agent effective upon the satisfaction, repayment, or payment in full of the Obligations (other than those in respect of the Term Loan and to the Term Loan Lenders) by providing written notice to the Term Loan Lenders and the Administrative Borrower, whereupon the Required Lenders (determined as though the Term Loan Lenders constitute all the Lenders) may appoint any one of the Term Loan Lenders as a successor Agent by providing written notice to the retiring Agent and the Administrative Borrower. Subject to the foregoing, if Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders (and the Hedge Providers). If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent from among the Lenders or, if no Lender is willing to accept such appointment, a successor agent that is not from among the Lenders. If Agent has materially breached or failed to perform any material provision of this Agreement or of Applicable Law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent prior to or concurrent with the effective date of such retiring Agent’s resignation , the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10    Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide bank products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with any Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Hedge Providers). The other members of the Lender Group acknowledge (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.
15.11    Collateral Matters.
(a)    The Lenders hereby irrevocably authorize (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon payment and satisfaction in full by Borrowers of all of the Obligations (other than indemnities and other contingent Obligations not then due and payable), (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrowers certify to Agent that the sale or disposition is permitted under Section 6.3, Section 6.4, or otherwise under this Agreement or any other Loan Document (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which no Borrower and no Subsidiary of Borrowers owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased to any Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 15.11. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with Applicable Law. In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Hedge Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Hedge Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Hedge Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Hedge Providers). Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Hedge Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Borrower in respect of) all interests retained by any Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.
(b)    Agent shall have no obligation whatsoever to any of the Lenders (or the Hedge Providers) to assure that the Collateral exists or is owned by a Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Hedge Provider) as to any of the foregoing, except as otherwise provided herein.
15.12    Restrictions on Actions by Lenders; Sharing of Payments.
(a)    Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations, any amounts owing by such Lender to any Borrower or its Subsidiaries or any deposit accounts of any Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b)    If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment. For the avoidance of doubt, the parties acknowledge that this Section 15.12(b) shall not apply to any action taken or proceeds received by any Farm Credit Lender with respect to any of its Farm Credit Equities held by any Borrower.
15.13    Agency for Perfection. Agent hereby appoints each other Lender (and each Hedge Provider) as its agent (and each Lender hereby accepts (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
15.14    Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders (or Hedge Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.15    Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Hedge Agreement, each Hedge Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Hedge Provider).
15.16    Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a)    is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of any appraisal or other Collateral report (each, a “Report”) prepared by or at the request of Agent (including in connection with any audit or inspection pursuant to Section 5.6), and Agent shall so furnish each Lender with such Reports,
(b)    expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)    expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding a Borrower and its Subsidiaries and will rely significantly upon each Borrower’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,
(d)    agrees to keep all Reports and other material, non-public information regarding each Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and
(e)    without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who obtains all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by any Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan

Documents, to request additional reports or information from any Borrower or such Subsidiary, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of such Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from such Borrower or its Subsidiaries, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.17    Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Term Loan Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Term Loan Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Hedge Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Hedge Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Hedge Provider) hereunder or in connection with the financing contemplated herein.
16.    WITHHOLDING TAXES.
(a)    All payments made by any Borrower hereunder or under any Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrowers shall comply with the next sentence of this Section 16(a). If any Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or any other Loan Document, including any amount paid pursuant to this Section 16(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence. Borrowers will furnish to Agent as promptly as possible after the date the payment of any Tax is due pursuant to Applicable Law, certified copies of tax receipts evidencing such payment by Borrowers.
(b)    Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.
(c)    If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Boise Cascade and Agent (or, in the case of a Participant, to the Lender granting the participation only) a correct and complete original copy of one of the following before receiving its first payment under this Agreement:
(i)    if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of any Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to any Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);
(ii)    if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;
(iii)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;
(iv)    if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments);
(v)    a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax; or
(vi)    if a payment made to a Lender or Participant would be subject to United States federal withholding tax imposed by FATCA if such Lender or Participant fails to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender or Participant shall deliver to Agent and Borrowers documentation, at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent, prescribed by the Internal Revenue Service (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by the Borrowers as may be necessary to demonstrate that such Lender or Participant has complied with applicable reporting requirements of FATCA so that payments made to such Lender or Participant hereunder would not be subject to U.S. federal withholding taxes under FATCA, or, if necessary, to determine the amount to deduct and withhold from such payment.
Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and promptly notify Agent (or, in the case of a Participant, the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d)    If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, however, that nothing in this Section 16(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(e)    If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16(c) or 16(d) as no longer valid. With respect to such percentage amount, such Participant or Assignee may provide new documentation, pursuant to Section 16(c) or 16(d), if applicable. Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Term Loan and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.
(f)    If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16(c) or 16(d) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(g)    If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(h)    If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by Borrowers or with respect to which Borrowers have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrowers (but only to the extent of payments made, or additional amounts paid, by Borrowers under this Section 16 with respect to Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to Borrowers (plus any penalties, interest or other charges, imposed by the relevant Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.
17.    GENERAL PROVISIONS.
17.1    Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
17.2    Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
17.3    Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
17.4    Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
17.5    Hedge Providers. Each Hedge Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting. Agent hereby agrees to act as agent for such Hedge Providers and, by virtue of entering into a Hedge Agreement, the applicable Hedge Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Hedge Provider under the Loan Documents consist exclusively of such Hedge Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Hedge Provider, by virtue of entering into a Hedge Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Hedge Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Hedge Provider unless such Hedge Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Hedge Agreement, but may rely upon the written certification of the amount due and payable from the relevant Hedge Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Hedge Provider is the amount last certified to Agent by such Hedge Provider as being due and payable (less any distributions made to such Hedge Provider on account thereof). Any Borrower may obtain Hedge Agreements or other bank products from any Hedge Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Hedge Provider has committed to provide any Hedge Agreement or other bank products and that the providing of Hedge Agreements or other bank products by any Hedge Provider is in the sole and absolute discretion of such Hedge Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Hedge Agreement shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.
17.6    Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.
17.7    Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
17.8    Revival and Reinstatement of Obligations. If the incurrence or payment of any Obligation or any other obligation of any Borrower or Guarantor under any Loan Document or any Hedge Agreement by any Borrower or Guarantor or the transfer to any member of the Lender Group or any Hedge Provider of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if any member of the Lender Group or any Hedge Provider is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or such Hedge Provider is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group or such Hedge Provider related thereto, the liability of the Loan Parties automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.
17.9    Confidentiality.

(a)    Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their Subsidiaries, their operations, assets, and existing and contemplated business plans and including, without limitation, information included in any certificate delivered pursuant to Section 5.1 (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner and with a reasonable degree of care, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis; (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Hedge Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9; (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information; (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation; (v) as may be agreed to in advance in writing by Borrowers; (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process; (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives); (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder subject to the terms of this Section; (ix) to the extent reasonably necessary in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof; and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.
(b)    Anything in this Agreement to the contrary notwithstanding, Agent may (i) provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials, and (ii) use the name, logos, and other insignia of Borrowers and Loan Parties and the aggregate Term Loan Commitments provided hereunder in any “tombstone” or comparable advertising, on its website or in other marketing materials of the Agent.
(c)    The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).
17.10    Lender Group Expenses. Borrowers agree to pay the Lender Group Expenses (as invoiced to Borrowers) on the earlier of (a) the first day of the month following the date on which such Lender Group Expenses were first incurred or (b) the date on which demand therefor is made by Agent. Borrowers agree that their respective obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.
17.11    Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Term Loans have not terminated.
17.12    Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Expenses hereunder and be for the account of Borrowers.
17.13    Integration. This Agreement, together with the other Loan Documents, the Farm Credit Equity Documents and the waiver letter executed by the Borrowers on or about the Closing Date with respect to certain borrower rights under Farm Credit System regulations, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Hedge Agreements, if any, are independent agreements governed by the written provisions of such Hedge Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Hedge Agreement.
17.14    Boise Cascade as Agent for Borrowers. Each Borrower hereby irrevocably appoints Boise Cascade as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices and instructions under this Agreement, and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain the Term Loan and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of Borrowers as herein provided, or (b) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
17.15    Certifications Regarding Indenture. Borrowers certify to Agent and Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by Borrowers violates any provision of the Indenture. Borrowers further certify that the Term Loan and Obligations constitute “Senior Indebtedness” under the Indenture. Agent may condition Borrowings and other credit accommodations under the Loan Documents from time to time upon Agent’s receipt of evidence that the Term Loan and Obligations continue to constitute “Senior Indebtedness” at such time.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.
BORROWERS:                BOISE CASCADE COMPANY
By:    /s/ Wayne Rancourt
Name:    Wayne Rancourt
Title:    Executive Vice President, CFO, and Treasurer
BOISE CASCADE BUILDING MATERIALS DISTRIBUTION, L.L.C.
By:    /s/ Wayne Rancourt
Name:    Wayne Rancourt
Title:    Executive Vice President, CFO, and Treasurer
BOISE CASCADE WOOD PRODUCTS, L.L.C.
By:    /s/ Wayne Rancourt
Name:    Wayne Rancourt
Title:    Executive Vice President, CFO, and Treasurer

AMERICAN AGCREDIT, PCA,
as Agent and as a Lender
By:    /s/ Michael J. Balok
Name:    Michael J. Balok
Title:    Vice President

NORTHWEST FARM CREDIT SERVICES, PCA,
as a Lender
By:    /s/ Jeremy A. Roewe
Name:    Jeremy A. Roewe
Title:    Vice President

Schedule A-2

Authorized Persons

Tom Corrick – Chief Executive Officer
Wayne Rancourt – Executive Vice President, Chief Financial Officer and Treasurer Kelly Hibbs, Vice President and Controller
John T. Sahlberg, Senior Vice President of Human Resources, General Counsel and Secretary
Any other person designated as such by the Board of Directors of any Borrower

Schedule C-1
Term Loan Commitments

Lender	Term Loan Commitment
American AgCredit, PCA	$55,000,000.00
Northwest Farm Credit Services, PCA	$20,000,000.00
All Lenders	$75,000,000.00

Schedule P-1

Permitted Indebtedness

Existing Senior Notes

See Schedule P-4.

Schedule P-3

Permitted Transactions with Affiliates

None.

Schedule P-4

Permitted Contingent Obligations

Guarantee of Existing Senior Notes by each domestic Subsidiary of Boise Cascade Company

Guarantee of Existing ABL Facility by each domestic Subsidiary of Boise Cascade Company

Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
“Access and Acknowledgment Agreement” means that certain Access and Acknowledgment Agreement dated as of March 30, 2016 between the Agent and Wells Fargo Capital Finance, LLC, as Administrative Agent for the lenders under the Existing ABL Facility.
“Accounting Changes” means changes in accounting principles required under GAAP.
“Acquisition” means the acquisition by Boise Cascade Wood Products, L.L.C. on the Closing Date of fixed assets consisting of two engineered wood products plants located in Alabama and North Carolina pursuant to the terms of that certain Asset Purchase Agreement dated as of December 18, 2015 by and among Georgia-Pacific Wood Products LLC, Georgia-Pacific Wood Products South LLC, Georgia-Pacific LLC, Boise Cascade Wood Products, L.L.C. and Boise Cascade.
“Additional Documents” has the meaning specified therefor in Section 5.11 of the Agreement.
“Adjusted Net Income” means, determined on a consolidated basis in accordance with GAAP for any fiscal period of Boise Cascade and its Subsidiaries, net income (or loss), excluding (a) any gain (or loss) arising from the sale of capital assets if either (i) such sale was not a sale made in the Ordinary Course of Business or (ii) the gain (or loss) from such sale is greater than $1,500,000; (b) income of any entity (other than a Subsidiary) in which a Borrower has an ownership interest unless such income has actually been received by a Borrower in the form of cash Distributions; (c) income of any Subsidiary accrued prior to the date it became a Subsidiary; (d) income of any Person, substantially all the assets of which have been acquired by a Borrower, realized by such Person prior to the date of acquisition; (e) income of any Person with which a Borrower has merged, consolidated or otherwise combined, prior to the date of such transaction; (f) any unrealized Accounting Standards Codification No. 815 non-cash gain or loss in respect of any Hedge Agreement; (g) any non-cash gains or losses attributable to the early extinguishment of debt; (h) non-recurring non-cash gains or losses; (i) any non-cash goodwill impairment charges resulting from the application of Accounting Standards Codification No. 350; and (j) any non-cash compensation charge or expense, including any such charge or expense arising from grants of stock options or restricted stock or other equity-incentive programs for the benefit of officers, directors and employees of the Borrowers or any Subsidiary.
“Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.
“Affected Lender” has the meaning specified therefor in Section 2.9(b) of the Agreement.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

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“Agent’s Account” means the deposit account of Agent identified on Schedule A-1.
“Agent’s Liens” means the Liens granted by any Borrower or its Subsidiaries to Agent under the Loan Documents.
“Agreement” means the Term Loan Agreement to which this Schedule 1.1 is attached.
“American AgCredit” means American AgCredit, PCA.
“Applicable Law” means all laws, rules, regulations, orders and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, and common law, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities having jurisdiction over such Person.
“Applicable Margin” means, as of any date of determination with respect to any portion of the outstanding Term Loan, the applicable margin set forth in the following table applicable to the Term Loan and that corresponds to the most recent calculation of the Interest Coverage Ratio delivered to Agent pursuant to Section 5.1 of the Agreement:

		Applicable Margin
Level	Interest Coverage Ratio	Base Rate Loans	LIBOR Rate Loans
I	≥ 3.0:1.0	0.875%	1.875%
II	< 3.0:1.0	1.125%	2.125%
The Applicable Margin shall be based upon the most recent calculation of the Interest Coverage Ratio, which will be calculated as of the end of each fiscal quarter. The Applicable Margin shall be re-determined quarterly on the fifth Business Day following the date of delivery to Agent of the certified calculation of the Interest Coverage Ratio pursuant to Section 5.1 of the Agreement; provided, however, that (i) if Borrowers fail to provide such certification when such certification is due, the Applicable Margin shall be set at the margin in the row styled “Level II” of the immediately foregoing table as of the first day of the month following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Applicable Margin shall be set at the margin based upon the calculations disclosed by such certification) and (ii) the Applicable Margin shall be set at the margin in the row styled “Level I” from the Closing Date until the fifth Business Day immediately following the date of delivery to Agent of the certified calculation of the Interest Coverage Ratio pursuant to Section 5.1 of the Agreement for the fiscal quarter ending June 30, 2016. In the event that the information regarding the Interest Coverage Ratio contained in any certificate delivered pursuant to Section 5.1 of the Agreement is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (a “Higher Applicable Margin Period”) than the Applicable Margin actually applied for such Higher Applicable Margin Period, then (i) Borrowers shall immediately deliver to Agent a correct certificate for such Higher Applicable Margin Period, (ii) the Applicable Margin shall be determined as if the correct Applicable Margin (as set forth in the applicable table above) were applicable for such Higher Applicable Margin Period, and (iii) Borrowers shall within one (1) Business Day

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deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Applicable Margin for such Higher Applicable Margin Period, which payment shall be promptly applied by Agent to the affected Obligations.
“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in respect of the Term Loan in full (other than indemnities and other contingent Obligations not then due and payable) on the Maturity Date or any earlier date upon which the Obligations in respect of the Term Loan become due and payable in full, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(ii) of the Agreement.
“Asset Disposition” means a sale, lease, license, consignment, transfer or other disposition of property, including a disposition of property in connection with a sale-leaseback transaction or synthetic lease; provided, however, that (a) the granting of a Lien, (b) the grant of a license on Intellectual Property, and (c) the disposition of cash and Cash Equivalents are not an Asset Disposition.
“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Administrative Borrower to Agent.
“Available Liquidity” means, as of any calculation date, the sum of (i) unrestricted cash and Cash Equivalents, (ii) undrawn availability under the Existing ABL Facility and (iii) undrawn availability under any other credit facility that replaces the Existing ABL Facility.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon a 1-month term and shall be determined on a daily basis), plus 1 percentage point, and (c) the Prime Rate.
“Base Rate Loan” means each portion of the Term Loan that bears interest at a rate determined by reference to the Base Rate.
“Base Rate Margin” means, as of any date of determination (with respect to any portion of the Term Loan on such date that is a Base Rate Loan), the Applicable Margin with respect to Base Rate Loans.
“Board of Directors” means the board of directors (or comparable managers) of Boise Cascade or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).
“Boise Cascade” has the meaning specified therefor in the preamble to the Agreement.
“Boise Materials Distribution” has the meaning specified therefor in the preamble to the Agreement.
“Boise Wood Products” has the meaning specified therefor in the preamble to the Agreement.

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“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.
“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Borrowing” means the borrowing of the Term Loan made on the Closing Date by the Lenders (or Agent on behalf thereof).
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed; provided that Capital Expenditures shall not include (a) the purchase price paid in connection with a Permitted Acquisition, (b) the non-cash consideration transferred or disposed of in connection with capital expenditures made with Permitted Operating Asset Swaps, (c) any additions to property, plant and equipment and other capital expenditures made with (i) the proceeds of any issued Stock to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, (ii) the proceeds from any casualty insurance or condemnation or eminent domain, or proceeds otherwise provided by Persons other than Borrowers and their Subsidiaries to the extent that such proceeds are utilized for capital expenditures within twelve months of the receipt of such proceeds, (iii) the proceeds or consideration received from any sale, trade in or other disposition of Equipment or Real Property, to the extent that the proceeds and/or consideration therefrom are utilized for capital expenditures within twelve months of the receipt of such proceeds, or (d) any expenditures which are contractually required to be, and have been, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation..
“Capitalization Ratio” means, as of any calculation date, the ratio of (a) Funded Indebtedness of Boise Cascade and its Subsidiaries as of such calculation date to (ii) Total Capitalization of Boise Cascade and its Subsidiaries on a consolidated basis as of such calculation date.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof

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issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) deposit accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Casualty Event” means, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking of, such property for which such Person or any of its Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act  (42 U.S.C. § 9601 et seq.).
“CFC” means (a) a controlled foreign corporation (as that term is defined in the IRC), and (b) any entity (i) that is disregarded for United States federal income tax purposes as an entity that is separate from its owner, (ii) that wholly owns the Stock of one or more CFCs, and (iii) that owns no assets other than, and engages in no business operations other than owning, the Stock of one or more CFCs.
“Change of Control” means an event or series of events by which
(a)    any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Boise Cascade, or control, directly or indirectly, over the Stock of Boise Cascade entitled to vote for members of the board of directors or equivalent governing body of Boise Cascade on a fully-diluted basis (and taking into account all such Stock that such Person or Persons have the right to acquire pursuant to any option right) representing 35% or more of the combined voting power of such Stock; or
(b)    a “change of control” or any comparable term under, and as defined in, the Indenture shall have occurred; or
(c)    Boise Cascade shall cease at any time to own and control, directly or indirectly, beneficially and of record, 100% of the Stock of each of the other Borrowers (except as a result of a transaction permitted by Section 6.3).
“Closing Date” means the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth on Schedule 3.1 either have been satisfied or have been waived.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.

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“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by a Loan Party in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Loan Party’s books and records, Equipment, or Inventory, in each case, in favor of the agent under the Existing ABL Facility.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by a Senior Officer of Administrative Borrower to Agent.
“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.
“Consolidated Net Worth” means, as of any calculation date, (i) the total assets of Boise Cascade and its Subsidiaries that would be reflected on Boise Cascade’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus the (ii) sum of (x) the total liabilities of Boise Cascade and its Subsidiaries that would be reflected on Boise Cascade’s consolidated balance sheet as of such date prepared in accordance with GAAP and (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of Boise Cascade as of such date prepared in accordance with GAAP.
“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Indebtedness, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
“Copyrights” means (a) all registered United States copyrights in all works, now existing or hereafter created or acquired, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Copyright Office, and (b) all renewals thereof.
“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Document” means a document (as that term is defined in the Code).

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“Dollars” or “$” means United States dollars.
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“EBITDA” means, determined on a consolidated basis in accordance with GAAP for any fiscal period of Boise Cascade and its Subsidiaries, the sum of (a) Adjusted Net Income, plus (b) to the extent deducted in the calculation of Adjusted Net Income:
(i)    all income tax expense of Boise Cascade and Subsidiaries, on a consolidated basis;
(ii)    all interest expense of Boise Cascade and its Subsidiaries, on a consolidated basis;
(iii)    depreciation, depletion and amortization expense of Boise Cascade and its Subsidiaries, on a consolidated basis (in each case excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period);
(iv)    [Intentionally Omitted]; and
(v)    any non-recurring costs and expenses related to any public or private offering of Stock of Boise Cascade to the extent that cash proceeds of such offering exceed the costs and expenses of such offering, in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation, amortization and depletion and non-cash charges of, a Subsidiary shall be added to Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income or loss of such Subsidiary was included in calculating Net Income for any purpose and, with respect to a Subsidiary that is not a Loan Party, only if a corresponding amount would be permitted at the date of determination to be dividended to a Loan Party by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Subsidiary or its stockholders.
Solely for purposes of calculating the Fixed Charge Coverage Ratio and the Interest Coverage Ratio, if during any period (each, a “Reference Period”) (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Borrowers or any Subsidiary shall have made a Material Disposition or Material Acquisition, their EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition occurred on the first day of such Reference Period; provided that such pro forma calculations shall give effect to operating expense reductions and other cost savings only to the extent that such reductions and savings would be permitted to be reflected in a pro forma financial statement prepared in compliance with Regulation S-X. As used in this definition, “Material Acquisition” means any Permitted Acquisition or series of related Permitted Acquisitions that involves consideration (including any non-cash consideration) with a fair market value in excess of $20,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property or assets (including the Stock of a Subsidiary) that involves consideration (including any non-cash consideration) with a fair market value in excess of $20,000,000.

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“Eligible Swap Assets” means, in the case of a Permitted Operating Asset Swap, assets constituting warehousing or distribution facilities (including any related Equipment and interests in real property associated therewith).
“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Borrowers (such approval by Borrowers not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.
“Environmental Law” means any Applicable Law (including any program, permits, and guidance promulgated by regulatory agencies having the force and effect of law) relating to protection of public health from environmental hazards (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA..
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to

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ERISA that is a party to an arrangement with any Borrower or its Subsidiaries and whose employees are aggregated with the employees of any Borrower or its Subsidiaries under IRC Section 414(o).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) the failure by any Loan Party or ERISA Affiliate to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or ERISA Affiliate.
“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Existing ABL Facility” means that certain Amended and Restated Credit Agreement dated as of May 15, 2015, as amended, restated or otherwise modified from time to time.
“Existing ABL Facility Documents” means (a) the Existing ABL Facility and all other instruments, agreements and other documents evidencing, securing or governing the Indebtedness evidenced by the Existing ABL Facility or providing for any guarantee or other right in respect thereof; and (b) all credit agreements, notes, and other agreements and other documents evidencing, securing or governing any permitted Refinancing Indebtedness of the Existing ABL Facility or providing for any guarantee or other right in respect thereof.
“Existing Senior Notes” means the senior notes issued by Boise Cascade on May 8, 2013 and on November 26, 2013, in the original aggregate principal amount of $300,000,000.
“Existing Senior Notes Documents” means (a) the Indenture, the Existing Senior Notes, and all other instruments, agreements and other documents evidencing or governing the Indebtedness evidenced by the Existing Senior Notes or providing for any guarantee or other right in respect thereof; and (b) all indentures, notes, and other agreements and other documents evidencing or governing any permitted Refinancing Indebtedness of the Existing Senior Notes or providing for any guarantee or other right in respect thereof.
“Farm Credit Act” means the Farm Credit Act of 1971 (as amended from time to time).
“Farm Credit Equities” has the meaning specified therefor in Section 5.14(a) of the Agreement.
“Farm Credit Equity Documents” has the meaning specified therefor in Section 5.14(a) of the Agreement.
“Farm Credit Lender” means a lending institution organized and existing pursuant to the provisions of the Farm Credit Act and under the regulation of the Farm Credit Administration.

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“FATCA” means Sections 1471 through 1474 of the IRC, the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto.
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.
“Fee Letter” means that certain fee letter, dated as of March 4, 2016, among the Administrative Borrower and Agent, in form and substance reasonably satisfactory to Agent.
“Fixed Charge Coverage Ratio” means the ratio, determined on a consolidated basis for the Borrowers and their Subsidiaries as of the last day of the most recent month then ended, of (a) EBITDA for the Rolling Period ending on such date minus Capital Expenditures (except those financed with Indebtedness for borrowed money (other than the Term Loan and advances under the Existing ABL Facility)) for the Rolling Period ending on such date, to (b) Fixed Charges for the Rolling Period ending on such date.
“Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) cash Interest Expense during such period (net of payments received in respect of interest-rate Hedge Agreements and interest income for such period); (b) principal payments in respect of Indebtedness for borrowed money that are required to be paid during such period (excluding payments on the Term Loan and advances under the Existing ABL Facility and excluding any principal payments made with the proceeds of, and concurrently with or promptly following the incurrence of, new Indebtedness permitted to be incurred under this Agreement); and (c) all federal, state, and local income taxes paid in cash during such period; and (d) all Restricted Junior Payments paid (whether in cash or other property, other than common Stock) during such period (excluding any dividend or distribution made by any Borrower or any Subsidiary to any other Borrower or to any Subsidiary).
“Flood Hazard Property” shall mean any Mortgaged Property that is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.
“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).
“Foreign Plan” means any material employee benefit plan or arrangement maintained or contributed to by any Loan Party or Subsidiary that is not subject to the laws of the United States but other than any such plan or arrangement mandated by a government other than the United States for employees of any Loan Party or Subsidiary.
“Funded Indebtedness” means, on a consolidated basis, without duplication, (i) all Indebtedness of such Person for borrowed money, (ii) all purchase money Indebtedness of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases, (iii) all guaranty obligations of such Person with respect to Indebtedness of another Person described in clauses (i) and (ii) above, (iv) the maximum available amount of all letters of credit or acceptances issued or created for the account of such Person, (v) all Indebtedness described in clauses (i) and (ii) above of another Person secured by a Lien on any property of such Person, whether or not such Indebtedness has been assumed, and (vi) the attributed principal amount under any synthetic lease, tax retention operating lease, off-balance sheet loan

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or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied, subject to the provisions of Section 1.2.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Guarantors” means (a) the Initial Guarantor; (b) each Subsidiary of a Borrower (other than any Subsidiary that is not required to become a Guarantor pursuant to Section 5.10); and (c) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.10 of the Agreement or otherwise executes and delivers a Guaranty, and “Guarantor” means any one of them.
“Guaranty” means that certain general continuing guaranty, dated as of even date with the Agreement, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Hedge Providers, and each other general continuing guaranty executed and delivered from time to time by a Guarantor in favor of Agent, for the benefit of the Lender Group and the Hedge Providers, in each case, in form and substance reasonably satisfactory to Agent and substantially in the form of Exhibit G-1.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Applicable Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(a) of the Bankruptcy Code.
“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements relating to the Term Loan and entered into with one or more of the Hedge Providers. The amount of Hedge Obligations under a Hedge Agreement outstanding in respect of a Person as of any time of determination will be equal to the Hedge Termination Value of such Hedge Agreement.
“Hedge Provider” means any Lender, Participant or any of its Affiliates; provided, however, that no such Person (other than American AgCredit or its Affiliates) shall constitute a Hedge Provider unless and until Agent shall have received a Hedge Provider Letter Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement

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with a Borrower or its Subsidiaries; provided further, however, that if, at any time, a Lender or Participant ceases to be a Lender or Participant under the Agreement, then, from and after the date on which it ceases to be a Lender or Participant thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or Participant or any of its Affiliates shall no longer constitute Hedge Obligations.
“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referred to in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).
“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Prohibited Preferred Stock of such Person, and (h) any Contingent Obligation the primary obligation of which constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.
“Indenture” means that certain Indenture dated as of October 22, 2012, between Boise Cascade, Boise Cascade Finance Corporation, a Delaware corporation, certain guarantors party thereto, and U.S. Bank National Association, as amended, amended and restated, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.
“Initial Guarantor” means Boise Cascade Wood Products Holdings Corp., a Delaware corporation.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

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“Intellectual Property” means (i) all systems software and applications software (including source code and object code), all documentation for such software, including, without limitation, user manuals, flowcharts, functional specifications, operations manuals, and all formulas, processes, ideas and know-how embodied in any of the foregoing, (ii) concepts, discoveries, improvements and ideas, know-how, technology, reports, design information, trade secrets, practices, specifications, test procedures, maintenance manuals, research and development, inventions (whether or not patentable), blueprints, drawings, data, customer lists, catalogs, and all physical embodiments of any of the foregoing, (iii) Patents and Patent Licenses, Copyrights and Copyright Licenses, Trademarks and Trademark Licenses and (iv) other agreements with respect to any rights in any of the items described in the foregoing clauses (i), (ii), and (iii).
“Intellectual Property Claim” means any claim or assertion (in writing or by suit filed against a Borrower or a Subsidiary) that a Borrower’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property, or other property infringes or misappropriates another Person’s Intellectual Property.
“Interest Coverage Ratio” means the ratio, determined on a consolidated basis for Boise Cascade and its Subsidiaries as of the last day of the most recent fiscal quarter then ended, of (a) EBITDA for the Rolling Period ending on such date, to (b) cash Interest Expense for the Rolling Period ending on such date.
“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.
“Interest Period” has the meaning specified therefor in the definition of LIBOR Rate.
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) Accounts arising in the Ordinary Course of Business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate Investment (determined as of the time made, without giving effect to any changes in its value) less all cash dividends and cash distributions (or the fair market value of any non-cash dividends and distributions) received by such Person.
“IRC” means the Internal Revenue Code of 1986, as amended from time to time.
“Lender” has the meaning set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.
“Lender Group” means each of the Lenders and Agent, or any one or more of them.
“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Borrower or its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication,

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public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office and the copyright office), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or any Fee Letter), and, only to the extent required to be furnished under the Loan Documents, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) reasonable out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or any Fee Letter, (h) reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any of its Subsidiaries, (i) Agent’s reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including rating the Term Loan), or amending the Loan Documents and (j) Agent’s and each Lender’s reasonable out-of-pocket costs and expenses (including reasonable attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any other Loan Party or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral. With respect to attorneys’ fees and expenses, the foregoing shall be limited to the reasonable out-of-pocket attorneys’ fees and expenses of one counsel for Agent and one counsel for the Lenders unless a conflict of interest arises and in such case additional counsel for each Lender to the extent reasonably required by such conflict of interest.
“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“LIBOR Rate” means, for any Interest Period with respect to a LIBOR Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), or a comparable or successor rate which rate is approved by the Agent, as published by Reuters (or such other commercially available source providing quotations of LIBOR as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; provided that if two or more such offered rates appear in such publication, the highest rate shall apply; and, provided further, that if an interest rate is not ascertainable pursuant to the foregoing provisions of this

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definition, the LIBOR Rate shall be determined by the Agent as the average of the rates per annum at which Dollar deposits are offered for such Interest Period by major banks in the London interbank market.
For purposes of the paragraph above and (in the case of Interest Period) Section 2.4(d) of the Agreement,
(i)    “London Banking Day” means any day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank Eurodollar market; and
(ii)    “Interest Period” means the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2) or three (3) months thereafter; provided that: (A) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires; (B) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; (C) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and (D) no Interest Period shall extend beyond the Maturity Date.
“LIBOR Rate Loan” means each portion of the Term Loan that bears interest at a rate determined by reference to the LIBOR Rate.
“LIBOR Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Term Loan on such date that is a LIBOR Rate Loan), the Applicable Margin with respect to LIBOR Rate Loans.
“License” means any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with (a) any manufacture, marketing, distribution or disposition of Collateral, (b) any use of its property, or (c) any other conduct of its business (in each case, other than any shrink-wrap license or other similar license or agreement associated with generally available “off-the-shelf” software).
“Licensor” means any Person from whom a Loan Party obtains the right to use any Intellectual Property pursuant to a License.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever in the nature of a security interest, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing; provided, however, that non-exclusive licenses of Intellectual Property in the Ordinary Course of Business are not Liens.

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“Loan Documents” means the Agreement, the Fee Letter, the Security Documents, the Access and Acknowledgment Agreement and any other subordination and/or intercreditor agreement or agreements pertaining to the Obligations and/or any of the Collateral, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group (upon such member’s request) and any other instrument or agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement or any transactions relating hereto (excluding any contracts of any Loan Party with parties other than Agent or the Lenders), in each case as amended, restated, modified, renewed or extended from time to time.
“Loan Party” means any Borrower or any Guarantor.
“LTP” has the meaning specified therefor in Section 6.12 of the Agreement.
“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
“Material Acquisition” has the meaning assigned to such term in the definition of EBITDA.
“Material Adverse Change” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could reasonably be expected to have a material adverse effect on the business, operations, properties, or condition (financial or otherwise) of any Borrower individually or the Loan Parties taken as a whole, on the value of any material portion of the Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any material portion of the Collateral; (b) impairs the ability of any Borrower individually or the Loan Parties taken as a whole to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any material portion of the Collateral.
“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $10,000,000 or more (other than purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Change.
“Material Subsidiary” means, at any time, any Subsidiary, whether now owned or hereafter formed or acquired, (a) whose total assets at any time equal or exceed five percent (5%) of the consolidated assets of Boise Cascade and its Subsidiaries as shown on Boise Cascade’s consolidated financial statements for its most recent fiscal quarter or (b) whose total revenue for such fiscal quarter equals or exceeds five percent (5%) of the consolidated revenue of Boise Cascade and its Subsidiaries as shown on Boise Cascade’s consolidated financial statements for its most recent fiscal quarter; provided that no CFC shall be considered a Material Subsidiary or be included in any of the calculations above in determining Material Subsidiaries.
“Maturity Date” means March 30, 2026.
“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.
“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, each of the fee or leasehold mortgages, deeds of trust and deeds to secure debt executed by a Loan Party that purport

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to grant a Lien to the Agent (or a trustee for the benefit of the Agent) for the benefit of holders of the Obligations in any Mortgaged Properties, in form and substance satisfactory to the Agent.
“Mortgaged Property” means any owned property of a Loan Party listed on Schedule 4.25 and as well as the leased property specified on Schedule 4.25 and any other real property of a Loan Party or any other Person that is or will become encumbered by a Mortgage in favor of the Agent in accordance with the terms of the Loan Documents.
“Mortgaged Property Support Documents” means with respect to any real property subject to a Mortgage, the following documents: (a) if requested by the Agent, maps or plats of an as-built survey of the sites of the applicable Mortgaged Property certified to the Agent and the title insurance company issuing the policies referred to in paragraph b below in a manner satisfactory to each of the Agent and such title insurance company, dated a date satisfactory to each of the Agent and such title insurance company by an independent professional licensed land surveyor, which maps or plats and the surveys on which they are based shall be sufficient to delete any standard printed survey exception contained in the applicable title policy and be made in accordance with the Minimum Standard Detail Requirements for Land Title Surveys jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 2016 with items 2, 3, 4, 6(b), 7(a), 7(b)(1), 8, 9, 10, 11(a), 13, 14, 16, 17, 18 and 19 from Table A thereof completed; (b) ALTA mortgagee title insurance policies issued by a title insurance company reasonably acceptable to the Agent with respect to the applicable Mortgaged Property, assuring the Agent that the applicable Mortgage creates a valid and enforceable first priority mortgage lien on such Mortgaged Property, free and clear of all defects and encumbrances except Permitted Liens, which title insurance policies shall provide for coverage not less than the aggregate amount of the Term Loan and shall otherwise be in form and substance satisfactory to the Agent and shall include such endorsements as are reasonably requested by the Agent; (c) evidence as to (i) whether the applicable Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) and (ii) if the applicable Mortgaged Property is a Flood Hazard Property, (x) whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (y) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Agent (1) as to the fact that such Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (z) copies of insurance policies or certificates of insurance of the Loan Parties evidencing flood insurance satisfactory to the Agent and naming the Agent as sole loss payee on behalf of the Lenders and (d) a completed environmental questionnaire on the forms required by the Agent regarding each parcel of real property subject to a Mortgage showing no environmental conditions in violation of Environmental Laws or liabilities under Environmental Laws, either of which could reasonably be expected to have a Material Adverse Effect.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Net Cash Proceeds” means (a) with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by a Borrower or Subsidiary in cash from such disposition, net of (i) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (ii) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (iii) transfer or similar taxes; and (iv) reserves for indemnities, until such reserves are no longer needed and (b) with respect to any Casualty Event, an amount equal to: (i) cash payments received by a Borrower or any of its Subsidiaries from such Casualty

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Event, minus (ii) all customary, bona fide, out-of-pocket direct costs incurred by a Borrower and its Subsidiaries in connection with collecting such cash payments.
“Notes Priority Collateral Assets” means the following assets and interests in assets and proceeds thereof now owned or hereafter acquired by a Borrower or its Subsidiaries, in each case to the extent not constituting Collateral:
(a)    all Equipment and fixtures (as that term is defined in the Code);
(b)    all Real Property;
(c)    all general intangibles (as that term is defined in the Code) relating to the foregoing and all Patents, Trademarks, Copyrights, or other Intellectual Property;
(d)    all Stock of each Loan Party (other than Boise Cascade) and its Subsidiaries (except that only 65% of the Stock of any CFC may be required to be pledged);
(e)    all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, insofar as they insure the foregoing, and claims against any Person for loss, damage or destruction of any of the foregoing; and
(f)    all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
“Obligations” means (a) the Term Loan, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities, obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents and (b) all Hedge Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Ordinary Course of Business” means the ordinary course of business of any Borrower or any of its Subsidiaries, in the exercise of its reasonable business judgment and undertaken in good faith.
“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.
“Parent” means Boise Cascade Holdings, L.L.C., a Delaware limited liability company.
“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

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“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.
“Patents” means collectively, all of the following of any Loan Party: (i) all patents, all inventions and patent applications anywhere in the world, (ii) all improvements, counterparts, reissues, divisional, re-examinations, extensions, continuations (in whole or in part) and renewals of any of the foregoing and improvements thereon, (iii) all income, royalties, damages or payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements, violations or misappropriations of any of the foregoing, (iv) the right to sue for past, present and future infringements, violations or misappropriations of any of the foregoing and (v) all rights corresponding to any of the foregoing throughout the world.
“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.
“Payment Conditions” means that at the time of each action or proposed action and after giving effect thereto each of the following conditions are satisfied: (a) no Default or Event of Default shall have occurred and be continuing; and (b) Boise Cascade shall be in pro forma compliance with the financial covenants set forth in Section 7 hereof.
“Payoff Date” means the first date on which all of the Obligations are paid in full (other than indemnities and other contingent Obligations not then due and payable).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or ERISA Affiliate or to which the Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
“Permitted Acquisition” means any acquisition by the Borrowers or any Subsidiary of all or substantially all the assets of, or all the Stock in, a Person or division, line of business, or a manufacturing or distribution facility of a Person permitted by the terms of this Agreement or otherwise approved by the Required Lenders.
“Permitted Asset Dispositions” means:
(a)    a sale of Inventory in the Ordinary Course of Business;
(b)    a disposition of Inventory that is used, obsolete, surplus, worn out, damaged, unmerchantable or otherwise unsalable in the Ordinary Course of Business, the Net Cash Proceeds of which are deposited into a deposit account subject to a Control Agreement or remitted to the Agent for application against outstanding Obligations;
(c)    termination of a lease or license of real or personal property the termination of which could not reasonably be expected to have a Material Adverse Change;
(d)    [reserved];
(e)    sales of Cash Equivalents in the Ordinary Course of Business;

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(f)    Asset Dispositions among Borrowers, among Guarantors, from a Guarantor to a Borrower, or from any Subsidiary that is not a Loan Party to a Loan Party;
(g)    the lease, sublease, license or sublicense of real, personal or Intellectual Property, and abandonment, failure to pursue or maintain, and otherwise dispose of Intellectual Property in the Ordinary Course of Business so long as it does not result in a Material Adverse Change;
(h)    Asset Dispositions of property that does not constitute Collateral (including like-kind exchanges) to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Asset Disposition are promptly applied to the purchase price of such replacement property, in each case under Section 1031 of the IRC or otherwise;
(i)    Asset Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;
(j)    sales, discounting or forgiveness of Accounts in the Ordinary Course of Business the Net Cash Proceeds of which are deposited into an account subject to a Control Agreement or remitted to the Agent for application against outstanding Obligations;
(k)    Asset Dispositions of Real Property or Equipment not constituting a sale of all or substantially all of the assets of the Loan Parties;
(l)    terminations of Hedge Agreements;
(m)    the termination of leases and licenses in the Ordinary Course of Business;
(n)    the abandonment of or failure to maintain Intellectual Property in the Ordinary Course of Business that is obsolete, uneconomical or, in the reasonable judgment of a Loan Party, no longer used or useful or necessary in, or material to, its business or that of any Subsidiary;
(o)    Permitted Operating Asset Swaps;
(p)    any other Asset Disposition so long as (i) the Payment Conditions are satisfied both immediately before and immediately after giving effect to such Asset Disposition and (ii) if such Asset Disposition is an Asset Disposition of the type described in clause (b) of this definition, the Net Cash Proceeds of such Asset Disposition are deposited into an account subject to a Control Agreement or remitted to the Agent for application against outstanding Obligations; and
(q)    Restricted Junior Payments permitted under Section 6.9.
“Permitted Contingent Obligations” means Contingent Obligations (a) arising from endorsements of payment items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedge Agreements permitted hereunder; (c) described on Schedule P-4 existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligations when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of Equipment permitted hereunder; (f) arising under the Loan Documents; (g) in respect of Indebtedness permitted under Section 6.1 (other than clauses (g), (h), or (s) of

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such section); (h) in respect of trade payables of any Loan Party incurred in the ordinary course of business and repayable in accordance with customary trade practices; (i) in respect of Indebtedness permitted under clause (s) of Section 6.1, so long as the Payment Conditions are satisfied both immediately before and immediately after giving effect to the incurrence or assumption of such Contingent Obligations; and (j) not otherwise described in this definition in an aggregate amount of $1,000,000 or less at any time.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.
“Permitted Indebtedness” has the meaning specified therefor in Section 6.1.
“Permitted Investment” means any Investment that is not a Restricted Investment.
“Permitted Liens” has the meaning specified therefor in Section 6.2.
“Permitted Operating Asset Swap” means any transfer of Eligible Swap Assets by any Borrower or any Subsidiary in which at least 95% of the consideration received by the transferor consists of Eligible Swap Assets (and any balance of such consideration consists of cash); provided that after giving effect to such transfer, the aggregate fair market value of all assets transferred pursuant to Permitted Operating Asset Swaps (i) during any fiscal year of the Borrowers, on a cumulative basis, shall not exceed $20,000,000 and (ii) during the term of this Agreement, on a cumulative basis, shall not exceed $40,000,000.
“Permitted Preferred Stock” means and refers to any Preferred Stock issued by Boise Cascade (and not by one or more of its Subsidiaries) that is not Prohibited Preferred Stock.
“Permitted Purchase Money Indebtedness” means Purchase Money Indebtedness of Borrowers and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount of such Indebtedness does not exceed $25,000,000 at any time.
“Permitted Restrictive Agreement” has the meaning specified therefor in Section 6.15.
“Permitted Senior Indebtedness” means Indebtedness of any Loan Party which refinances all Indebtedness in respect of the Existing Senior Notes, in any aggregate principal amount of not less than $200,000,000 and not greater than $300,000,000, all pursuant to an indenture and guaranty agreements, as applicable, and on terms and conditions acceptable to Agent and the Required Lenders, such terms and conditions to include, but not be limited to, the following:
(a)    no portion of the principal of such Indebtedness shall be required to be paid, whether by stated maturity, mandatory or scheduled prepayment or redemption or otherwise, prior to the date that is 90 days after the scheduled Maturity Date, other than in the event of (i) a default under such Indebtedness, (ii) a change of control of Boise Cascade or (iii) certain asset sales or similar liquidity events, in each case subject to the standstill and the lien subordination provisions described in clause (e) below;
(b)    such Indebtedness may be secured by a first-priority Lien only on assets not exceeding the scope of the Notes Priority Collateral Assets (so long as Agent, for the benefit of the Lenders, is granted a second-priority Lien on all such assets) and by a second-priority Lien on any other Collateral;

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(c)    the documents, instruments and other agreements pursuant to which such Indebtedness shall be issued or outstanding shall not be more restrictive than those contained in this Agreement or the other Loan Documents taken as a whole or conflict with or violate the covenants or otherwise create Defaults under this Agreement or the other Loan Documents;
(d)    upon giving pro forma effect to the incurrence of such Indebtedness and the repayment of the Existing Senior Notes, Boise Cascade shall be in pro forma compliance with the financial covenants set forth in Section 7 hereof and, if the Existing ABL Facility is still in effect, such Indebtedness is permitted to be incurred thereunder; and
(e)    such Indebtedness shall be subject to an intercreditor agreement reasonably acceptable to Agent and the Required Lenders addressing, among other things, (i) the priority of the Liens securing such Indebtedness and the Obligations and the payment of proceeds from such collateral, (ii) a customary standstill by the holders of such Indebtedness as to remedies against the Collateral and the Notes Priority Collateral Assets, (iii) waivers by the holders of such Indebtedness of rights to contest validity or priority of Liens of Agent or the Lenders or object to dispositions of Collateral (including an affirmative agreement by such holders to release Liens of such holders in the event of a disposition of Collateral approved by Agent) (and in each case reciprocal similar waivers and agreements regarding the Liens on the Notes Priority Collateral Assets), (iv) waiver of rights to object to the use of cash collateral or sale of Collateral, and restrictions on certain claims and actions, in any proceeding under any Debtor Relief Laws by the holders of such Indebtedness (and in each case reciprocal similar waivers and agreements regarding the Liens on the Notes Priority Collateral Assets), and (v) restrictions on amendments to, or consents, waivers or other modifications with respect to, the documents evidencing such Indebtedness (and, at the election of the holders of such Indebtedness, reciprocal restrictions on the Loan Documents).
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Plan” means any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by a Loan Party or, with respect to any such plan that is subject to Section 412 of the IRC or Title IV of ERISA, an ERISA Affiliate.
“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Preferred Stock” means, as applied to the Stock of any Person, the Stock of any class or classes (however designated) that is preferred with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Stock of any other class of such Person.
“Prime Rate” means, as of any day, a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Agent in its reasonable discretion.  Any change in Prime Rate shall

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be automatic, without the necessity of notice provided to the Administrative Borrower or any other Loan Party.
“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Maturity Date, or, on or before the date that is less than 1 year after the Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting information and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
(a)    with respect to a Lender’s obligation to make the Term Loan and right to receive payments of interest, fees, and principal with respect thereto, (i) prior to the making of the Term Loan, the percentage obtained by dividing (y) such Lender’s Term Loan Commitment, by (z) the aggregate amount of all Lenders’ Term Loan Commitments, and (ii) from and after the making of the Term Loan, the percentage obtained by dividing (y) the principal amount of such Lender’s portion of the Term Loan by (z) the principal amount of the Term Loan, and
(b)    with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s portion of the Term Loan, by (z) the outstanding principal amount of the Term Loan.
“Properly Contested” means, with respect to any obligation of a Loan Party or a Subsidiary thereof, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s or Subsidiary’s liability to pay or perform obligations; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with, and to the extent required by, GAAP; (d) non-payment could not reasonably be expected to have a Material Adverse Change or result in forfeiture or sale of any material assets of the Loan Party; (e) no Lien is imposed on assets of the Loan Party (other than a Permitted Lien imposed in connection with Taxes being contested), unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.
“Purchase Money Indebtedness” means (a) Indebtedness (other than the Obligations) for payment of any of the purchase price of fixed or capital assets; (b) Indebtedness (other than the Obligations) incurred within 90 days before or after acquisition of any fixed or capital assets, for the purpose of financing any of the purchase price thereof; and (c) any renewals, extensions or refinancings (but not increases) thereof.
“Purchase Money Lien” means a Lien that secures Purchase Money Indebtedness, encumbering only the fixed or capital assets acquired with such Indebtedness and constituting a Capital Lease or a purchase money security interest under the Code.

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“RCRA” the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
“Real Property” means any estates or interests in real property now owned or hereafter acquired by Loan Parties and the improvements thereto.
“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Conditions” the following conditions for Refinancing Indebtedness: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness (plus any unutilized commitments thereof) being extended, renewed or refinanced plus capitalized interest, fees and expenses incurred in connection therewith paid in respect of the refinancing thereof; (b) it has a final maturity no sooner than, and a weighted average life no less than, the Indebtedness being extended, renewed or refinanced; (c) if the Indebtedness being extended, renewed or refinanced is contractually subordinated to the Obligations, it must be contractually subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it taken as a whole are not materially less favorable to Borrowers than those applicable to the Indebtedness being extended, renewed or refinanced; (e) no Lien is granted to secure it upon assets greater in scope than those securing the Indebtedness being extended, renewed, or refinanced; (f) no additional Person is obligated on such Indebtedness (unless such Person would otherwise be permitted under this Agreement to be obligated on the Indebtedness being refinanced); (g) upon giving effect to it, no Default or Event of Default exists and is continuing and (h) if the Indebtedness being extended, renewed or refinanced is the Existing Senior Notes, (i) each of the conditions set forth in the proviso to clause (b) of the definition of “Subordinated Indebtedness” shall be met mutatis mutandis for the Existing Senior Notes and (ii) upon giving pro forma effect to the incurrence of such Refinancing Indebtedness and the repayment of the Existing Senior Notes, Boise Cascade shall be in pro forma compliance with the financial covenants set forth in Section 7 hereof and, if the Existing ABL Facility is still in effect, such Refinancing Indebtedness is permitted to be incurred thereunder.
“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness that satisfy the Refinancing Conditions.
“Register” has the meaning set forth in Section 13.1(h) of the Agreement.
“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.
“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.
“Replacement Lender” has the meaning specified therefor in Section 2.9(b) of the Agreement.
“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

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“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.
“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50%; provided, however, that (i) at any time there are exactly two Lenders, “Required Lenders” must include all Lenders; and (ii) at any time there are three or more Lenders, “Required Lenders” must include at least two Lenders. With respect to any matter requiring the approval of the Required Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 13.1(k) as to such matter.
“Restricted Investment” means any Investment by a Borrower or Subsidiary, other than the following:
(a)    Investments to the extent existing on the Closing Date;
(b)    Investments by any Loan Party in any other Loan Party and by any Subsidiary that is not a Loan Party in and other Subsidiary of any Borrower;
(c)    Cash Equivalents;
(d)    Investments in (i) any existing Loan Party or (ii) any new Subsidiary created or acquired after the Closing Date that becomes a Loan Party (provided that any such Investments shall not exceed $5,000,000 in the aggregate at a time when any Default or Event of Default exists or would directly or indirectly result from any such Investment);
(e)    Investments consummated after the Closing Date in Subsidiaries that are not Loan Parties, in the Stock of Persons that are not Subsidiaries, and in the form of loans to Persons in which a Loan Party holds any Stock (but such Person is not a Loan Party);
(f)    loans and advances constituting (i) advances to an officer, director or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (ii) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (iii) deposits with financial institutions permitted hereunder; (iv) intercompany loans solely among Borrowers; (v) intercompany loans solely among Guarantors; (vi) intercompany loans by any Borrower to any Guarantor or by any Guarantor to any Borrower, provided that any such loans shall not exceed $5,000,000 in the aggregate if any Default or Event of Default exists immediately prior to or would result directly or indirectly from the making of such loans; (vii) debt obligations of a purchaser in connection with a Permitted Asset Disposition representing no more than 30% of the sale price of the assets disposed of in connection with such Permitted Asset Disposition (other than sales of inventory in the Ordinary Course of Business, where such limit shall not apply); (viii) loans from Subsidiaries that are not Loan Parties to Loan Parties to the extent permitted under Section 6.1; (ix) extensions of trade credit in the Ordinary Course of Business; and (x) other loans or advances constituting Investments that are not Restricted Investments;
(g)    Investments in Farm Credit Equities;
(h)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

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(i)    Investments consisting of non-cash consideration received by the Borrowers or any Subsidiary in connection with any sale, transfer, lease or other disposition of assets permitted by Section 6.4;
(j)    deposits, prepayments and other credits made or extended to suppliers in the Ordinary Course of Business;
(k)    Investments in Hedge Agreements;
(l)    Specified Investments;
(m)    minority Investments made in cooperatives required to obtain goods or services in the ordinary course of business, not to exceed $5,000,000 at any time outstanding;
(n)    Investments in Louisiana Timber Procurement, LLC, a Louisiana limited liability company, not to exceed $10,000,000 at any time outstanding; and
(o)    Permitted Acquisitions;
provided, however, that with respect to any Investment under clause (d)(ii) or (e) above, the Payment Conditions are satisfied both immediately before and immediately after giving effect to such Investment and Administrative Borrower shall have delivered to Agent a certificate of a financial officer of Administrative Borrower certifying as to compliance with clauses (a) and (b) of the Payment Conditions and demonstrating (in reasonable detail) the calculations required by clause (b) thereof.
“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Boise Cascade or any Loan Party which is not, directly or indirectly, wholly owned by Boise Cascade (including any payment in connection with any merger or consolidation involving Boise Cascade) or to the direct or indirect holders of Stock issued by any Borrower or any Subsidiary of any Borrower in their capacity as such (other than dividends or distributions payable in Stock (other than Prohibited Preferred Stock) issued by Boise Cascade); (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Boise Cascade) any Stock issued by any Loan Party; or (c) pay any management or similar fees to any holder of Stock of Boise Cascade or any Affiliate of such holder of Stock.
“Restrictive Agreement” an agreement (other than a Loan Document) that conditions or restricts, in any material respect, the right of any Borrower, Subsidiary or other Loan Party to incur or repay Indebtedness for borrowed money, to grant Liens on any assets, to declare or make any dividend, distribution or other Restricted Junior Payment, to modify, extend or renew any agreement evidencing Indebtedness for borrowed money, or to repay any intercompany Indebtedness.
“Rolling Period” means any period of the most recently ended four consecutive fiscal quarters of Borrowers.
“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

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“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.
“S&P” has the meaning specified therefor in the definition of Cash Equivalents.
“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Documents” means the Mortgages, each Guaranty, all Mortgaged Property Support Documents and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
“Senior Officer” means the chairman of the board, president, chief executive officer or chief financial officer, treasurer or controller of a Borrower or, if the context requires, a Loan Party.
“Solvent” means, with respect to any Person on a particular date, that, at fair valuations, the sum of such Person’s assets is greater than all of such Person’s debts.
“Specified Indebtedness” means Permitted Senior Indebtedness or Subordinated Indebtedness.
“Specified Investment” means any Investment by the Borrowers or any Subsidiary that is financed solely with proceeds received from the issuance of Stock by Boise Cascade after the Closing Date, provided that (i) the Agent receives written notice describing such investment concurrently with or promptly following the issuance of such Stock and (ii) such investment is made within 90 days of receipt by Boise Cascade of such proceeds.
“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Subordinated Indebtedness” means any subordinated debt securities issued by Boise Cascade in connection with permitted Refinancing Indebtedness of the Existing Senior Notes; provided that (i) such subordinated debt securities do not mature earlier than, or require any scheduled payment of principal, sinking fund payment or similar payment prior to, the date that is 90 days after the scheduled Maturity Date, (ii) the Indebtedness in respect of such subordinated debt securities is not guaranteed by any Person that did not guarantee (and is not permitted by this Agreement to provide a guaranty) the Indebtedness evidenced by the Existing Senior Notes, (iii) the aggregate principal amount of such subordinated debt securities does not exceed $300,000,000, (iv) such subordinated debt securities are unsecured and are not supported by any letter of credit or other similar credit enhancement, (v) the terms and conditions of such subordinated debt securities and any Subordinated Indebtedness Documents in respect thereof (including subordination provisions, covenants, events of default and any provisions relating to any mandatory redemption or required offer to repurchase such subordinated debt securities) are no less favorable in any material respect to the Loan Parties and the Lenders than the terms and conditions of the Indebtedness evidenced by the Existing Senior Notes and the Existing Senior Notes Documents in respect of such Indebtedness, and (vi) the Indebtedness evidenced by the Existing Senior Notes and being refinanced by such subordinated debt securities is repaid on the same date that such subordinated debt securities are issued.

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“Subordinated Indebtedness Documents” means all instruments, agreements and other documents evidencing or governing any Subordinated Indebtedness or providing for any guarantee or other right in respect thereof.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges that are in the nature of a tax now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto; provided, however, that Taxes shall exclude (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes or franchise taxes in lieu of net income or net profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (i) above; (iii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16(c) or (d) of the Agreement; (iv) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office); and (v) any United States federal withholding taxes imposed under FATCA, except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16(a) of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority.
“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.
“Term Loan” has the meaning specified therefor in Section 2.1 of the Agreement.
“Term Loan Amount” means $75,000,000.
“Term Loan Commitment” means, with respect to each Lender, its Term Loan Commitment, and, with respect to all Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Term Loan Lender” means a Lender that has a Term Loan Commitment or that holds a portion of the Term Loan.

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“Total Capitalization” means, as of any date of determination, the sum of (i) Consolidated Net Worth and (ii) Funded Indebtedness of Boise Cascade and its Subsidiaries on a consolidated bases.
“Trademarks” means, collectively, all of the following of any Grantor: (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, internet domain names, trade styles, service marks, logos, other business identifiers, whether registered or unregistered, all registrations and recordings thereof, and all applications in connection therewith (other than each United States application to register any trademark or service mark prior to the filing under applicable Law of a verified statement of use for such trademark or service mark) anywhere in the world, (ii) all counterparts, extensions and renewals of any of the foregoing, (iii) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages or payments for past, present or future infringements, violations, dilutions or misappropriations of any of the foregoing, (iv) the right to sue for past, present or future infringements, violations, dilutions or misappropriations of any of the foregoing and (v) all rights corresponding to any of the foregoing (including the goodwill) throughout the world.
“United States” means the United States of America.
“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.
“Voting Participant” has the meaning specified therefor in Section 13.1(k) of the Agreement.
“Voting Participant Notification” has the meaning specified therefor in Section 13.1(k) of the Agreement.

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Schedule 3.1
The obligation of each Term Loan Lender to make its extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of Agent and each Term Loan Lender, of each of the following conditions precedent:
(a)Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:
(i)the Agreement,
(ii)promissory notes in favor of each Term Loan Lender requesting a promissory note,
(iii)a disbursement letter executed and delivered by each Borrower to Agent regarding the extensions of credit to be made on the Closing Date,
(iv)the Access and Acknowledgment Agreement, and
(v)a certificate from the chief financial officer of the Administrative Borrower certifying that the Loan Parties, taken as a whole, shall be Solvent after giving effect to the incurrence of all Indebtedness contemplated to be incurred on the Closing Date;
(b)Agent shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of the Agreement and the other Loan Documents to which such Borrower is a party, (ii) authorizing specific officers of such Borrower to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Borrower;
(c)Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;
(d)Agent shall have received a certificate of status with respect to each Borrower, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction;
(e)Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;
(f)Agent shall have received a certificate from the Secretary of each Guarantor (i) attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, (ii) authorizing specific officers of such Guarantor to execute the same and (iii) attesting to the incumbency and signatures of such specific officers of Guarantor;
(g)Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;

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(h)Agent shall have received a certificate of status with respect to each Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction;
(i)Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;
(j)Agent shall have received an opinion from Kirkland & Ellis LLP, counsel to Borrowers and the Initial Guarantor, in form and substance satisfactory to Agent;
(k)Agent shall have received evidence that all material governmental and third-party consents required to effectuate the Acquisition and the other transactions contemplated hereby;
(l)Agent shall have received evidence that adequate insurance required to be maintained under this Agreement is in full force and effect, with additional insured, mortgagee and lender loss payable special endorsements attached thereto in form and substance satisfactory to the Agent and its counsel naming the Agent as additional insured, mortgagee and lender loss payee, as applicable;
(m)Agent shall have received all Mortgages and Mortgaged Property Support Documents with respect to each Mortgaged Property;
(n)Agent shall have received purchase price allocation reports related to the Acquisition and Mortgaged Properties;
(o)Borrower shall have used commercially reasonable efforts to deliver to Agent an executed estoppel from the Industrial Development Board of the Town of Thorsby, as lessor, with respect to the leased property in Thorsby, Alabama;
(p)Agent shall have received a certificate from the Borrowers that (i) the Payment Conditions (as defined in the Existing ABL Facility) have been satisfied both immediately before and immediately after giving effect to the incurrence of the Obligations on the Closing Date and (ii) the Obligations hereunder and the Liens in favor of Agent securing such Obligations are permitted under the Indenture;
(q)Boise Cascade, as the Administrative Borrower, shall have purchased, and shall have paid the purchase price therefor in cash, Farm Credit Equities in each Farm Credit Lender that is a Lender on the Closing Date, consistent with Section 5.14 of the Agreement;
(r)The Borrowers shall have executed and delivered to Agent and Northwest Farm Credit Services, PCA a waiver letter on or about the Closing Date with respect to the waiver of certain borrower rights under the Farm Credit Act and Farm Credit Administration regulations;
(s)Agent and each Lender shall have completed its business, legal, and collateral due diligence, the results of which shall be satisfactory to Agent and the Lenders;
(t)Boise Cascade, as the Administrative Borrower, shall have paid directly to the Agent all fees due and owing on the Closing Date under the Fee Letter; and

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(u)Borrowers shall have paid all Lender Group Expenses incurred and due in connection with the transactions evidenced by the Agreement.

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Schedule 4.7

Litigation

Routine legal proceedings that arise in the ordinary course of our business, as disclosed in Item 3 of the 10-K of Boise Cascade Company filed on Feb 25, 2016.

Schedule 4.12

Environmental Matters

None.

Schedule 4.19

Permitted Indebtedness

Existing Senior Notes.

See Schedule P-4.

Schedule 4.25

Mortgaged Properties

Mortgaged Property
Location	Address	Loan Party Title Vested In
Roxboro	1000 N. Park Dr.	Boise Cascade Wood Products, L.L.C.
Roxboro, NC 27573
County: Person

Thorsby	19953 U.S. 31	Boise Cascade Wood Products, L.L.C.
Thorsby, AL 35171
County: Chilton

Schedule 4.29

Restrictive Agreements

None.

Schedule 5.1
Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 45 days after the end of each of Borrowers’ fiscal quarters an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrowers’ and their Subsidiaries’ operations during such period, and a Compliance Certificate,
a schedule of all obligations of the Loan Parties as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person (or a certificate that there have been no changes with respect to such obligations since the last delivery of such a schedule), and a schedule of all collective bargaining agreements, material management agreements, and material consulting agreements by which any Loan Party or Subsidiary is party to or bound (or a certificate that there have been no changes with respect to such agreements since the last delivery of such a schedule) and a schedule describing all changes relating to Registered Intellectual Property as required by Section 5.16(e) of the Credit Agreement.

as soon as available, but in any event within 90 days after the end of each of Borrowers’ fiscal years consolidated financial statements of Boise Cascade and its Subsidiaries for each such fiscal year, audited by KPMG LLP or another firm of independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) ”going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7 of the Credit Agreement), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), a Compliance Certificate,
a schedule of all obligations of the Loan Parties as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person (or a certificate that there have been no changes with respect to such obligations since the last delivery of such a schedule), a schedule of all collective bargaining agreements, material management agreements, and material consulting agreements by which any Loan Party or Subsidiary is party to or bound (or a certificate that there have been no changes with respect to such agreements since the last delivery of such a schedule)
a schedule describing all changes relating to Registered Intellectual Property as required by Section 5.13(e) of the Credit Agreement, and an annual report with respect to the financial performance at each site constituting Collateral.

as soon as available, but in any event within 75 days after the beginning of each of Borrowers’ fiscal years,

copies of Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its Permitted Discretion, for the forthcoming 4 years, year by year, and for the first fiscal year of such 4-year period only, quarter by quarter, certified by the chief financial officer of Administrative Borrower as being such officer’s good faith estimate of the financial performance of Borrowers during the period covered thereby.

if and when filed by any Borrower,	Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and any other material filings made by Borrowers with the SEC.
promptly, but in any event within 5 Business Days after any Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.
within 45 days following the date upon which any real estate taxes secured by the Mortgaged Property would first become delinquent	a certificate executed by a Senior Officer of Administrative Borrower certifying that all such real estate taxes have been paid in full.
promptly after the commencement thereof, but in any event within 5 Business Days after the service of process with respect thereto on any Borrower or any of its Subsidiaries,

notice of all actions, suits, or proceedings brought by or against any Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

upon the request of Agent,	any other information reasonably requested relating to the financial condition of any Borrower or its Subsidiaries.

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Schedule 13.1(k)
Initial Voting Participants

Voting Participant	Amount of Term Loan held by Voting Participant
CoBank, FCB	$35,000,000.00